EXHIBIT 10.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

SUMMIT MIDSTREAM HOLDINGS, LLC

as Seller, and
STEEL REEF US CORP.

as Buyer

dated as of September 19, 2022

America 128276372v.17

Confidential

Table of Contents
ARTICLE I DEFINITIONS AND CONSTRUCTION    1
1.1Definitions    1
1.2Rules of Construction    11
ARTICLE II PURCHASE AND SALE AND CLOSING    13
2.1Purchase and Sale    13
2.2Purchase Price    13
2.3Closing    14
2.4Closing Deliveries by Seller to Buyer    14
2.5Closing Deliveries by Buyer to Seller    15
2.6Working Capital Adjustment    15
2.7Withholding    17
2.8Express Exclusion of Operations Services from the Purchase and Sale    17
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY      18
3.1Organization; Good Standing; Authority    18
3.2Capitalization of Company    18
3.3No Conflicts; Consents and Approvals    19
3.4Financial Statements    19
3.5Absence of Changes    20
3.6Compliance with Applicable Laws    21
3.7Intellectual Property    21
3.8Absence of Litigation    22
3.9Real Property    22
3.10Personal Property    23
3.11Regulatory Status    23
3.12Environmental Matters    24
3.13Taxes    25
3.14Contracts    25
3.15Employees    27
3.16Employee Benefit Plan    28
3.17Transactions with Affiliates    28
3.18Surety Bonds and Credit    29
3.19No Bankruptcy    29
3.20No Undisclosed Material Liabilities; Indebtedness    29
3.21Insurance    29
3.22Bank Accounts    30
3.23Preferential Rights    30
3.24Books and Records    30
3.25Condition and Sufficiency of the Assets    30
3.26Throughput Data    30
3.27Capital Commitments; Capital Expenditures    30
3.28Data Privacy and Security    30
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3.29Accounts Receivable; Payable and Purchase Orders    31
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLER    31
4.1Organization; Good Standing    31
4.2Authority    32
4.3Ownership of the Interests    32
4.4No Conflicts; Consents and Approvals    32
4.5Legal Proceedings    32
4.6Broker’s Commissions    32
4.7No Bankruptcy    33
4.8Financial Resources    33
4.9Solvency    33
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING BUYER    33
5.1Organization; Good Standing    33
5.2Authority    33
5.3No Conflicts; Consents and Approvals    33
5.4Legal Proceedings    34
5.5Acquisition as Investment    34
5.6Opportunity for Independent Investigation    34
5.7Broker’s Commissions    35
5.8Solvency    35
ARTICLE VI COVENANTS    36
6.1Tax Matters    36
6.2Public Announcements    38
6.3Further Assurances    39
6.4R&W Policy    39
6.5Confidentiality    39
6.6Continuing Indemnification    39
6.7Waiver of Other Representations    40
6.8Employment Matters    41
ARTICLE VII MISCELLANEOUS    42
7.1No Survival; Exclusive Remedy    42
7.2Indemnification by Seller    44
7.3Indemnification Order of Recovery    45
7.4Limits on Indemnification    45
7.5Indemnification Procedures    46
7.6Access to Information    48
7.7Dispute Resolution    48
7.8Damages Waiver    48
7.9Notices    49
7.10Entire Agreement    50
7.11Expenses    50
7.12Disclosure    50
7.13Waiver    51

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7.14Amendment    51
7.15No Third Party Beneficiary    51
7.16Assignment; Binding Effect    51
7.17Invalid Provisions    51
7.18Counterparts; Facsimile    52
7.19Governing Law; Enforcement; Jury Trial Waiver    52
7.20Specific Performance    53
7.21No Recourse    53
7.22Legal Representation    53

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Exhibits
Exhibit A    –    Bison Midstream System
Schedules

Schedule 1.1-NWC    –    Sample Closing Net Working Capital Calculation Schedule 1.1-PL    –    Permitted Liens
Schedule 1.1-PI        Permitted Indebtedness Schedule 1.1-CPA        Capital Project Adjustment Schedule 2.4(f)    –    Required Consents Schedule 3.2(a)    –    Capitalization
Schedule 3.3    –    No Conflicts; Consents and Approvals Schedule 3.5    –    Absence of Changes
Schedule 3.6    –    Compliance with Applicable Laws Schedule 3.8    –    Absence of Litigation
Schedule 3.9(a)    –    Owned Real Property Schedule 3.9(b)    –    Real Property Leases Schedule 3.9(c)    –    Real Property Easements Schedule 3.9(e)    –    Gaps
Schedule 3.9(g)    –    Certain Real Property and Easements Schedule 3.10    –    Personal Property
Schedule 3.12    – Environmental Matters Schedule 3.12(a)-P – Environmental Permits Schedule 3.13    – Taxes
Schedule 3.14    –    Material Contracts Schedule 3.15(c)    –    Employee Claims Schedule 3.16(c)    –    Parachute Payments
Schedule 3.17    –    Transactions with Affiliates Schedule 3.18    –    Surety Bonds and Credit Schedule 3.20    –    Material Liabilities; Indebtedness Schedule 3.21    –    Insurance
Schedule 3.22    –    Bank Accounts; Powers of Attorney Schedule 3.25    –    Condition and Sufficiency of the Assets Schedule 3.26    –    Throughput Data
Schedule 3.27    –    Capital Commitments; Capital Expenditures Schedule 3.29    –    Accounts Receivable; Payable and Purchase Orders Schedule 4.4    –    Conflicts; Consents and Approvals

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of September 19, 2022 (this “Agreement”), is made and entered into by and between Summit Midstream Holdings, LLC, a Delaware limited liability company (“Seller”), and Steel Reef US Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 100% of the issued and outstanding Equity Interests (the “Interests”) of Bison Midstream, LLC, a Delaware limited liability company (the “Company”), on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS AND CONSTRUCTION

1.1Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the United States Securities Act of 1933, as amended. “Accounts Receivable” has the meaning given to it in Section 3.29(a).
“Actual Fraud” means any actual fraud by a Party with respect to any representation or warranty by the Party in Article III and Article IV (i) which is made or concealed with the actual knowledge and intent that the representation and warranty made was actually breached when made, (ii) which is made or concealed with the actual knowledge and intent of inducing another Party to enter into this Agreement, (iii) upon which such other Party relied on to its detriment (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

“Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by or under common control with such Person. The Company shall be considered an Affiliate of Seller prior to and at Closing and an Affiliate of Buyer after Closing. In this context “control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the United States Securities Exchange Act of 1934, as amended) of one or both of the following:

(a)(i) in the case of a corporation, more than 50% of the direct or indirect economic interest in the outstanding equity securities thereof; (ii) in the case of a limited

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liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 50% of the beneficial interest therein; and
(iv) in the case of any other entity, more than 50% of the economic or beneficial interest therein; or

(a)in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Affiliate Contract” means any Contract between (a) the Company, on the one hand, and
(b)(i) Seller or any of its Affiliates (other than the Company) or (ii) any director, manager or officer of Seller or any of its Affiliates, on the other hand.

“Agreement” has the meaning given to it in the Preamble. “Allocation Schedule” has the meaning given to it in Section 6.1(f).
“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, in each case, operated, owned or leased by the Company, and includes all such properties owned by the Company or used in connection with the Business.

“Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Bison Midstream System” means that certain natural gas gathering pipeline system and related compression, dehydration and processing equipment located in the Bakken and Three Forks shale formations of the Williston Basin in Mountrail and Burke Counties, North Dakota, all as more specifically depicted in Exhibit A, and all interconnects with upstream producers and downstream providers.

“Books and Records” means books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files of the Company or otherwise primarily relating to the Business in the possession of Seller or any Affiliate of Seller.

“Business” means the development, ownership and operation by Seller and the Company of the Bison Midstream System and other Assets, and other activities that are incidental thereto, and all other activities and operations of the Company as of the date hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close.

“Business Employees” has the meaning given to it in Section 3.15(a).

“Buyer” has the meaning given to it in the Preamble.

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“Buyer Fundamental Representations” means those representations and warranties set forth in Section 5.1 (Organization, Good Standing) Section 5.2 (Authority), Section 5.3(a) (No Conflicts; Consents and Approvals) and Section 5.7 (Broker’s Commissions).

“Buyer Indemnified Parties” has the meaning given to it in Section 7.2(a).

“Capital Project Adjustment” has the meaning given to it in Schedule 1.1-CPA.
“Cash” means money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination.

“Charter Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement and/or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, review or Proceeding. “Closing” has the meaning given to it in Section 2.3.
“Closing Date” means the date hereof.

“Closing Net Working Capital” means Net Working Capital as of immediately prior to the Closing Time, without giving effect to the transactions contemplated hereby.

“Closing Purchase Price” means the Purchase Price determined at the Closing pursuant to Section 2.2.

“Closing Time” means 12:01 a.m. Central Prevailing Time on the Closing Date. “Code” means the United States Internal Revenue Code of 1986, as amended. “Company” has the meaning given to it in the Recitals.
“Confidential Information” means (other than any Non-Confidential Information): (a) with respect to the obligations of Buyer, any and all confidential, proprietary or otherwise non- public information that (i) has been disclosed to Buyer on or prior to the Closing by Seller or any of its representatives and (ii) pertains to Seller or any Affiliate (excluding the Company) or representative of any Seller (excluding the Company); and (b) with respect to the obligations of Seller, any and all confidential, proprietary or otherwise non-public information that (i) (x) became known by or was in the possession of Seller, any of their Affiliates or any of its representatives on or prior to Closing and (y) relates to the Company or (ii) (x) has been disclosed to Seller on or prior to the Closing by Buyer or any of its representatives and (y) pertains to Buyer or any Affiliate or representative of Buyer.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Summit Parent, dated as of December 7, 2020, as amended.

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“Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or arrangement, in each case, whether written or oral.

“Corporate Encumbrances” means (a) any transfer restrictions imposed by federal and state securities Laws or (b) any transfer restrictions contained in the Charter Documents of the Company existing as of the Closing Date.

“D&O Claim” has the meaning given to it in Section 6.6.

“D&O Indemnified Persons” has the meaning given to it in Section 6.6.

“Data Security Requirements” means the following, to the extent applicable to the Company, solely to the extent relating to any privileged or proprietary information that, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, would cause serious harm to the organization owning it, or any matters relating to data privacy, protection or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any such information:
(i) all Privacy and Security Laws and other applicable Laws; (ii) the Company’s respective rules, policies and procedures; and (iii) Contracts to which the Company is bound.

“Data Site” means the online virtual data room entitled “Project Alamo” established by Seller in connection with the transactions contemplated hereby and hosted by Donnelley Financial Solutions.

“Dispute” has the meaning given to it in Section 7.7.

“Dispute Notice” has the meaning given to it in Section 2.6(b).

“Due Diligence Information” has the meaning given to it in Section 5.6(b).

“Environmental Laws” means any and all federal, state and local Laws pertaining to pollution, protection of the environment or natural resources, or the Release of, or exposure to, Hazardous Materials, as in effect on the date hereof, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts.
“Environmental Permits” means any Permit issued pursuant to Environmental Laws. “Equity Interests” means capital stock, partnership or membership interests or units
(whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Estimated Net Working Capital” means Seller’s good faith estimate of the Closing Net Working Capital.

“FERC” means the Federal Energy Regulatory Commission.

“Final Purchase Price” means the final adjusted Purchase Price determined as of the Final Purchase Price Determination Date pursuant to Section 2.6(b).

“Final Purchase Price Determination Date” has the meaning given to it in Section 2.6(b).

“Financial Statements” has the meaning given to it in Section 3.4.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations, collectively.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state or local governmental authority, agency, board, commission, court or official in the United States or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self- regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means each substance designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws.

“Hire Date” has the meaning given to it in Section 6.8(a).

“Hired Employee” has the meaning given to it in Section 6.8(a).

“Indebtedness” means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Company in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments to the extent drawn, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all guarantees, whether direct or indirect, by such Person of Indebtedness of others, (f) obligations of such Person under a lease and other similar arrangements conveying the right to use that are required to be classified under GAAP as a liability (including pursuant to Accounting Standards Update, Leases (Topic 842)) and (g) all indebtedness secured by any Lien;

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provided that Indebtedness shall not include Taxes or accounts payable to trade creditors and accrued expenses arising in the ordinary course of business that are reflected on the Financial Statements and included in the calculation of Closing Net Working Capital and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business; provided, further than Indebtedness shall not include any Permitted Indebtedness.

“Independent Accountant” has the meaning given to it in Section 2.6(b).

“Indemnification Claim” has the meaning given to it in Section 7.5(a).

“Indemnified Parties” means (a) with respect to the Losses described in Section 7.2(a), the Buyer Indemnified Parties, and (b) with respect to the Losses described in Section 7.2(b), the Seller Indemnified Parties.

“Indemnifying Party” means (a) with respect to the Losses described in Section 7.2(a), Seller, and (b) with respect to the Losses described in Section 7.2(b), Buyer.

“Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (a) trademarks, service marks and trade names; (b) patents;
(c)copyrights; (d) internet domain names; (e) trade secrets and other proprietary and Confidential Information; and (f) any registrations or applications for registration for any of the foregoing.

“Interests” has the meaning given to it in the Recitals.

“Knowledge” means with respect to Seller, the actual knowledge, after reasonable inquiry of their respective direct reports, of J. Heath Deneke, Ryan Simmons, James Johnston, Hugo Guerrero, and Bill Mault.

“Laws” means all laws, statutes, rules, regulations, ordinances, court or other orders of a Governmental Authority and other pronouncements having the effect of law of any Governmental Authority.

“Lease” or “Leases” has the meaning given to it in Section 3.9(b).

“Leased Real Property” has the meaning given to it in Section 3.9(b).

“Liability” means any debt, liability and obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, encumbrance, equitable interest, option, warranty, purchase right, lease, or other similar burden or property interest.

“Loss” or “Losses” means any and all judgments, losses, liabilities, amounts paid in settlement, awards, damages, Taxes, Claims, fines, penalties, deficiencies, costs or expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts, other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment and the cost of investigation and enforcement of any right to indemnification hereunder and the cost

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of pursuing any insurance providers). For the avoidance of doubt, any retention amount owed under the R&W Policy shall not be considered in the calculation of Loss.

“Material Adverse Effect” means any change, circumstance or effect that is materially adverse to (a) the business, operations, results of operations or condition (financial or otherwise) of the Company taken as a whole when used with respect to the Company, the Business, or the Company’s Assets or (b) the ability of Seller to consummate the transactions contemplated by this Agreement, but excluding any of the foregoing resulting from (i) general economic, financial and credit conditions, (ii) changes or conditions in financial or securities markets and interest and exchange rates, (iii) changes in, or conditions affecting, the price of hydrocarbons, the oil and gas midstream industry generally or the Williston Basin specifically (including any reduction in drilling activity or associated reduction in production), (iv) the execution of this Agreement and the announcement or completion thereof, (v) any act or omission by Seller or the Company taken as required by or permitted under this Agreement or with prior written consent of Buyer, (vi) any act or omission of Buyer, (vii) changes in national or international political conditions, or any shutdown of the United Sates federal government or any default on the debt obligations of any sovereign entity, (viii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or any similar disorder, including acts of terrorism, sanctions, interruptions of trade and embargoes (whether regional, national or international), and any actions taken in response thereto, (ix) the effects of pandemics or epidemics (including the COVID-19 pandemic), (x) acts of God, including any hurricane, flood, tornado, earthquake or other natural disaster or climate change and any escalation or worsening thereof and any actions taken in response thereto, (xi) any change in applicable Laws or accounting requirements or principles imposed upon the Company or its business, including GAAP, or the interpretations thereof, (xii) natural declines in well performance or reclassification or recalculation of reserves, (xiii) the failure of FERC to have or maintain a quorum that allows it to render orders and (xiv) any matters or disclosures set forth in the Schedules; but, solely in the case of the foregoing clauses (viii) and (x), only to the extent that the Company is adversely affected in a materially disproportionate manner as compared to other participants in the oil and gas midstream industry in the United States.

“Material Contracts” has the meaning given to it in Section 3.14(a).

“Mutual Release” has the meaning given to it in Section 2.4(b).

“Net Working Capital” means, as of a particular date or time, an amount which may be equal or positive, equal to (a) the sum of the current assets of the Company other than Cash less
(b) the sum of the current Liabilities of the Company less (c) the Capital Project Adjustment, subject to Schedule 1.1-CPA. Notwithstanding anything in this Agreement to the contrary, all Tax assets and Liabilities and any other amounts that are specifically taken into account in determining the other adjustments to the Purchase Price pursuant to Section 2.2 (e.g., Indebtedness and Outstanding Transaction Expenses) will be excluded from the calculation of Closing Net Working Capital (it being the intention of the Parties that such amounts shall be considered only once for purposes of determining the adjustments to the Purchase Price). For illustrative purposes only, attached as Schedule 1.1-NWC is a sample calculation of Closing Net Working Capital prepared by the Parties as of June 30, 2022.

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“NGA” means the Natural Gas Act of 1938.

“Non-Confidential Information” means any and all confidential, proprietary or otherwise non-public information that would otherwise constitute Confidential Information with respect to Buyer or Seller pursuant to the definition thereof that (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the recipient or any of its Affiliates or representatives, (b) was already known to the recipient, as applicable, prior to such information being furnished to the recipient, other than, with respect to Seller or their Affiliates or representatives, any such information related to the Company that is known at or prior to the Closing Date, (c) becomes available to the recipient from a third party that, to the knowledge of the recipient, was not subject to any prohibition against transmitting such information; provided that this clause (c) shall not apply to any such information in the possession of Seller or their Affiliates or representatives at or prior to the Closing Date related to the Company, or (d) is developed by the recipient independently of and without utilizing any Confidential Information.

“Non-Recourse Party” has the meaning given to it in Section 7.21.

“Offered Employee” has the meaning given to it in Section 6.8(a).

“Operations Services” has the meaning given to it in Section 2.8.

“Outstanding Transaction Expenses” means, to the extent not paid prior to or in connection with the Closing, without duplication, (a) all fees, costs and expenses (including fees, costs and expenses of third party advisors, legal counsel (including Locke Lord LLP), investment bankers or other representatives) incurred by the Company through the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby, and (b) all fees, costs and expenses or payments of the Company related to any transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payments made to any employee or service provider of the Company by the Company as a result of the consummation of the transactions contemplated herein (and the employer-portion of employment Taxes relating to such payments), in each case, to the extent, such expenses are incurred by the Company through the Closing and unpaid as of the Closing; provided that in no event shall Outstanding Transaction Expenses include any fees, costs or expenses (x) initiated or otherwise incurred at the request of Buyer or any of its Affiliates or representatives or (y) related to any financing activities of Buyer or any of its Affiliates in connection with the transactions contemplated hereby; provided, further that Outstanding Transaction Expenses shall not include any portion of the R&W Premium, which is already covered in Section 2.2(e).

“Owned Real Property” has the meaning given to it in Section 3.9(a).

“Party” means each of Buyer and Seller and “Parties” means, together, Buyer and Seller. “Payoff Letter” has the meaning given to it in Section 2.4(h).
“Permits” means all permits, licenses or authorizations from any Governmental Authority. “Permitted Indebtedness” means the vehicle leases listed on Schedule 1.1-PI.

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“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (b) any Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or which is being contested in good faith by or on behalf of the Company, (c) matters that are disclosed in the deed or instrument conveying such property that have been made available to Buyer, none of which, individually or in the aggregate, would reasonably be expected to be material to the Business, or detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the assets or properties subject thereto or affected thereby, (d) purchase money Liens arising in the ordinary course of business, (e) any other easements, restrictions, encumbrances, imperfection or irregularity of title or other Lien of public record and made available to Buyer which, individually or in the aggregate, would not reasonably be expected to materially and adversely interfere with the conduct of the Business, or detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the assets or properties subject thereto or affected thereby, (f) zoning, planning and other similar limitations and restrictions and all rights of any Governmental Authority to regulate the Real Property, which would not reasonably be expected to materially and adversely interfere with the conduct of the Business; provided that same are not violated by the current operation of the Business on the Real Property, (g) the terms and conditions of the Permits or the Contracts of the Company set forth in the Schedules, (h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws, (i) any Lien to be released in connection with or prior to Closing; (j) any Liens in connection with the Permitted Indebtedness and (k) the other matters identified on Schedule 1.1- PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Plan” means, whether written or oral, each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including “multiemployer plans” within the meaning of Section 3(37) of ERISA) and any and all employment, individual independent contractor, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, cafeteria, incentive compensation, equity or equity-based compensation, equity purchase, equity appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave or other compensation or benefits agreements, plans, programs, policies, understandings or arrangements.

“Post-Closing Statement” has the meaning given to it in Section 2.6(b).
“Pre-Closing Period" means any Tax period of the Company ending before the Closing Date.
“Pre-Closing Statement” has the meaning given to it in Section 2.6(a).

“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, security, the access, collection, use, processing, storage, sale, distribution, transfer, disclosure, destruction, or disposal of data including personal information and trade secrets or other

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similar Laws (including any security breach notification requirements), including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, and state consumer protection Laws.

“Privileged Communications” has the meaning given to it in Section 7.22.

“Proceeding” means any complaint, lawsuit, action, suit, arbitration or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Purchase Price” has the meaning given to it in Section 2.2.

“R&W Insurer” means Ethos Specialty Insurance Services LLC.

“R&W Policy” means the buyer-side representations and warranties insurance policy, obtained by Buyer as of the date hereof.

“R&W Premium” has the meaning given to it in Section 6.4.

“Real Property" means the Owned Real Property, Leased Real Property, and Rights of Way.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, or disposing.

“Reliability Standards” means those reliability standards, and any regional variations thereof, approved by FERC, as they may be amended from time to time.

“Representatives” means, as to any Person, its officers, directors, employees, managers, members, partners, shareholders, owners, counsel, accountants, financial advisers and consultants.

“Right of Way” and “Rights of Way” has the meaning given to it in Section 3.9(c).

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Seller” has the meaning given to it in the Preamble.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization, Good Standing; Authority), Section 3.2 (Capitalization), Section 3.3(a) (No Conflicts; Consents and Approvals), Section 3.17 (Transactions with Affiliates), Section 4.1 (Organization, Good Standing; Authority), Section 4.3 (Ownership of the Interests) and Section 4.6 (Broker’s Commissions).

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“Seller Group” means Seller and any of its Affiliates.

“Seller Indemnified Parties” has the meaning given to it in Section 7.2(b).

“Seller Plan” means a Plan that is sponsored, maintained, contributed to by or required to be contributed to by Seller or any of its Affiliates and in which any Business Employee participates or under which any Business Employee is entitled to any compensation or benefits.

“Straddle Period” means any Tax period of the Company that begins before and ends on or after the Closing Date.
“Summit Parent” means Summit Midstream Partners, LP, a Delaware limited partnership. “Tax” or “Taxes” means (a) all taxes, charges, fees, imposts, levies or other assessments or fees in the nature of a tax, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, registration, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Authority, and including any interest or penalty imposed with respect thereto, and
(b) liability for any item described in (a) payable by reason of contract, assumption, transferee or successor liability, by virtue of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law, by operation of Law or otherwise, and in each case, whether or not disputed.

“Tax Proceeding” has the meaning given to it in Section 6.1(d).

“Tax Return” means any return, report, rendition, claim for refund, statement, information return or other document (including any related or supporting information or schedule thereto, or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes.

“Transaction Document” means each of this Agreement, the Assignment Agreement, the Mutual Release, the Transition Services Agreement and each other agreement, document and instrument required to be executed and delivered in accordance with this Agreement.

“Transfer Taxes” has the meaning given to it in Section 6.1(c).

“Transition Services Agreement” means that certain transition services agreement by and among Buyer, the Company and Seller.

1.2Rules of Construction.

(a)The exhibits and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All article, section, subsection, clause and exhibit references used in this Agreement are to articles, sections, subsections, clauses and exhibits to this Agreement unless otherwise specified.

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(b)The headings preceding the text of articles and sections included in this Agreement and the headings to the Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

(c)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect”. The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, unless expressly so limited. Unless expressly provided to the contrary, the words “or”, “either” or “any” shall not be exclusive. The words “this article,” “this section,” “this subsection,” and “this clause” and words of similar import, refer only to the article, section, subsection or clause hereof in which such words occur. All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(d)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Financial Statements to the extent that the Financial Statements are prepared in accordance with GAAP, except as otherwise expressly stated in this Agreement.

(f)Any reference herein to any Law, statute, rule or regulation shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and references herein to any Law, statute, rule or regulation means such Law, statute, rule or regulation as from time to time amended, modified, supplemented, codified or reenacted, in whole or in part, and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.
(g)References to a Person are also to its permitted successors and permitted assigns.
(h)The phrases “delivered,” “provided,” “furnished,” “made available” “disclosed in writing to Buyer”, “provided to Buyer” or “made available to Buyer” or similar phrases as used in this Agreement shall mean information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of Seller or any of its Affiliates (including the Company)), such information or

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documents that are provided in writing (including via electronic mail) or posted to the Data Site at least two (2) Business Days prior to the Closing Date.

(a)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(b)All references to “$”, “U.S. Dollars”, “Dollars” and “dollars” and other monetary figures shall be deemed to refer to United States currency unless otherwise expressly provided herein. All accounting terms used but not defined herein shall have the meanings given to them under GAAP.

(c)The phrases “ordinary course” or “ordinary course of business” when used with respect to the Company or Seller means the ordinary conduct of business in a manner consistent in all material respects with the past practices and customs and day-to-day operations the Company or Seller, as applicable.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer hereby purchases from Seller, and Seller hereby sells, assigns, transfers and conveys to Buyer, at Closing, the Interests free and clear of all Liens (other than Corporate Encumbrances) for and in consideration of the Purchase Price payable in accordance with Section
2.2below.

2.2Purchase Price. The aggregate purchase price to be paid by Buyer at the Closing for the purchase and sale of the Interests is equal to the sum of the following (the “Purchase Price”):

(a)Forty million Dollars ($40,000,000) (the “Base Purchase Price”);

(b)plus (if the Closing Net Working Capital is positive) or minus (if the Closing Net Working Capital is negative) the absolute value of the Closing Net Working Capital;

(c)minus Indebtedness of the Company, which shall be paid by Buyer on behalf of the Company to all holders of such Indebtedness, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letters;

(d)minus the Outstanding Transaction Expenses (if any);

(e)minus an amount equal to equal to fifty percent (50%) of the R&W Premium;

(f)plus the amount of Cash held by the Company as of the close of business on the Business Day immediately preceding the Closing Date;

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provided, however, that the adjustments listed in clauses (b) through (g) above are made without duplication of other amounts for which adjustments to the Base Purchase Price are made pursuant to this Agreement.

2.3Closing. The consummation of the purchase and sale of the Interests (the “Closing”) shall take place either (a) via electronic exchange of documents or (b) at the offices of Summit Midstream Partners, LP, 910 Louisiana St., Suite 4200, Houston, Texas 77002 at 10:00
A.M. local time, on the Closing Date; provided, however, the Closing shall be deemed effective as of 12:01 a.m. in Houston, Texas on the Closing Date. All actions listed in Section 2.4 or Section 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

(a)a counterpart duly executed by Seller of an assignment evidencing the assignment and transfer to Buyer of the Interests (the “Assignment Agreement”);

(b)a counterpart of a mutual release duly executed by Seller (the "Mutual Release")'
(c)a duly completed and executed Internal Revenue Service Form W-9 with respect to Summit Parent, in its capacity as the owner of the Company assets for U.S. federal income tax purposes;

(d)the written resignation or removal (effective as of Closing) of all directors and officers or similar persons on any board or operating, management or other committee established under the Charter Documents of the Company, in form and substance reasonably satisfactory to Buyer;

(e)a certificate, dated as of the Closing Date, duly executed by an officer of Seller certifying to and providing (A) copies of the Charter Documents of the Company; and (B) resolutions from the board of managers, members, managing member or similar governing body of Seller duly authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, in form and substance reasonably satisfactory to Buyer;

(f)fully executed copies of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed on Schedule 2.4(f), in form and substance reasonably satisfactory to Buyer;

(g)a certificate of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to the Company and Seller issued by the Secretary of State of the State of their formation;

(h)payoff letters evidencing the repayment of all of the Indebtedness, including customary contingent lien release and commitment termination language, subject only to payment of the payoff amounts included therein, in each case in form and substance reasonably satisfactory

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to Buyer, duly executed and delivered by the applicable payees identified therein (the “Payoff Letters”);

(i)the Transition Services Agreement, duly executed by Seller; and

(j)such other documents as Buyer may reasonably request for the purpose of consummating the transactions contemplated hereby.

2.5Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller (or the relevant Person noted below) the following:

(a)a wire transfer or transfers of immediately available funds (to such account or accounts of Seller as Seller shall have notified Buyer of prior to the Closing Date) in an amount or amounts in the aggregate equal to the Purchase Price;

(b)to the holders of Indebtedness, the amounts to such accounts as set forth in the Payoff Letters in accordance with Section 2.2(c);
(c)a counterpart of the Transition Services Agreement, duly executed by Buyer;
(d)a counterpart duly executed by Buyer of the Assignment Agreement;

(e)a counterpart duly executed by Buyer of the Mutual Release; and

(f)such other documents as Seller may reasonably request for the purpose of consummating the transactions contemplated hereby.

2.6 Working Capital Adjustment.

(a)Prior to the Closing Date, Seller delivered along with reasonable supporting detail, a preliminary settlement statement (“Pre-Closing Statement”) setting forth its good faith estimates and summary of (i) the Estimated Net Working Capital and its components, (ii) the amount of Cash held by the Company as of the close of business on the Business Day immediately preceding the Closing Date, (iii) the amount of Indebtedness and Outstanding Transaction Expenses owed by the Company as of the Closing Time, and (iv) the resulting calculation of the Closing Purchase Price, with each such estimate to be prepared in accordance with GAAP (applied using the same accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year), subject to Schedule 1.1-NWC. For purposes of calculating Closing Net Working Capital, all payments made at Closing pursuant to Section 6.3 shall be deemed to have been paid immediately prior to the Closing Time.

(b)Within ninety (90) days after Closing, Buyer shall prepare and deliver to Seller its good faith final calculation of the actual amounts for each of the estimated amounts set forth in clauses (i) through (iv) of Section 2.6(a), which delineates any differences from such estimates included in the Pre-Closing Statement together with reasonable supporting documentation (the “Post-Closing Statement”) and which is prepared in accordance with GAAP

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(applied using the same accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year), subject to Schedule 1.1- NWC. From and after the delivery of the Post-Closing Statement until the Final Price Determination Date, Buyer shall provide Seller and its Representatives with reasonable and prompt access to the Books and Records and employees that were involved in preparation of the Post- Closing Statement and shall cause such employees and Buyer’s Affiliates to cooperate in all reasonable respects in connection with Seller’s review of such work papers and other documents and information relating to the calculations included in the Post-Closing Statement, as may be reasonably requested by Seller and that are reasonably available. If Seller disagrees with any of the calculations provided by Buyer set forth in the Post-Closing Statement, then Seller shall provide Buyer with written notice within thirty (30) days after Seller’s receipt of the Post-Closing Statement and shall include reasonable detail regarding such specific objections (such notice, the “Dispute Notice”). If Buyer and Seller, each, working in good faith, are unable to agree on such disputed items on or prior to the one hundred twentieth (120th) day following the Closing Date, then either Party may refer such dispute to a U.S. nationally recognized, neutral, independent firm of independent public accountants, mutually acceptable to Buyer and Seller (the “Independent Accountant”). The Independent Accountant shall make a final and binding determination as to all matters in dispute on a timely basis and promptly notify the Parties in writing of its resolution. The Parties shall furnish the Independent Accountant, on the date of such referral, with the Post- Closing Statement, the Dispute Notice and any disputed items previously resolved by the Parties. The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the dispute at hand and determining the Final Purchase Price. The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement. The costs of such review and report performed by the Independent Accountant shall be borne by Buyer, on the one hand, and Seller, on the other hand, in proportion to the aggregate dollar amounts of such dispute(s) resolved in favor of Buyer compared to the aggregate dollar amounts of such dispute(s) resolved in favor of Seller (as determined by the Independent Accountant). For example, if Buyer claims the appropriate adjustments are one hundred thousand Dollars ($100,000) less than the amount determined by Seller, and Seller contests only fifty thousand Dollars ($50,000) of the amount claimed by Buyer, and if the accounting firm ultimately resolves the dispute by awarding Buyer thirty thousand Dollars ($30,000) of the fifty thousand Dollars ($50,000) contested, then the fees and expenses of the accounting firm will be allocated 60% (i.e. 30/50) to Seller and 40% (i.e., 20/50) to Buyer. Except as provided in the immediately preceding two (2) sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the accounting firm shall be borne by the Party incurring such cost and expense. If Seller does not object to Buyer’s calculations within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or accepts Buyer’s calculations, then such calculations as set forth in Buyer’s

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notice shall become final and binding upon the Parties for all purposes hereunder. The date that such calculations pursuant to this Section 2.6(b) are either (i) deemed to be final and binding as provided in the immediately preceding sentence, or (ii) finally determined by the Independent Accountant as provided in this Section 2.6(b), is referred to herein as the “Final Purchase Price Determination Date.”

(c)If the Final Purchase Price is greater than the Closing Purchase Price then Buyer shall pay such difference to Seller within five (5) Business Days after the Final Purchase

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Price Determination Date, by wire transfer of immediately available funds to an account or accounts of Seller designated by Seller.

(a)If the Final Purchase Price is less than the Closing Purchase Price then Seller shall pay such difference to Buyer within five (5) Business Days after the Final Purchase Price Determination Date, by wire transfer of immediately available funds to an account or accounts of Buyer designated by Buyer.

2.7Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer will be entitled to deduct and withhold from the amounts otherwise payable to Seller pursuant to this Agreement such amounts as Buyer reasonably believes are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Law; provided, however, that, other than with respect to withholding attributable to the failure to provide the certificate required in Section 2.4(c), Buyer and its Affiliates will use commercially reasonable efforts to provide Seller with notice of any such intended withholding (together with the legal basis therefor) at least five (5) Business Days before the making of such payment, and each of Buyer and its Affiliates shall (a) consider in good faith any claim by Seller that such deduction or withholding is not required or should be imposed at a reduced rate and (b) use commercially reasonable efforts to cooperate with Seller in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing Seller the opportunity to furnish any applicable certificates or exemptions to reduce or eliminate such deduction or withholding and cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. If Buyer so deducts and withholds amounts in accordance with this Section 2.7, and duly remits such amounts to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made.

2.8Express Exclusion of Operations Services from the Purchase and Sale. The Company utilizes, and the Business is currently dependent upon, certain operations, scheduling and distribution, accounting, contract administration, information technology, environmental, health and safety, land management and administration support services and software, including, but not limited to, gas and liquids monitoring and leak detection programs, processes and programs for gas and liquids measurement, allocation, settlement and distribution of monthly statements to producers, collection and disbursement of applicable Taxes, supervisory control and data acquisition, and various management systems for maintaining and monitoring compliance with applicable regulatory requirements and contractual obligations (collectively, the “Operations Services”) that have been implemented in connection with Summit Parent’s and its Affiliates’ enterprise-wide management program for midstream operations. The Operations Services are proprietary, and non-transferable; therefore, it is expressly agreed and acknowledged that Buyer is not receiving the Operations Services in connection with this Agreement, except as expressly contemplated by and included in the Transition Services Agreement for the limited period of time and limited scope contemplated therein, and otherwise, Buyer will rely upon its own enterprise- wide management program for operations, accounting, contract administration, information technology, environmental, health and safety, land management and administration support services and software. Notwithstanding the foregoing, Buyer shall receive all the tangible

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hardware, communications, networking and measurement instrumentation and equipment associated with the Business operations conducted on the Real Property.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as of the date hereof as follows:

3.1Organization; Good Standing; Authority.

(a)The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own its properties and conduct the Business as it is now being conducted. The Company is duly qualified and licensed to do business in North Dakota, which is the only jurisdiction in which the ownership or operation of its Assets makes such qualification or licensing necessary.

(b)True and complete copies of the Charter Documents of the Company and all amendments thereto have been furnished to Buyer. Such Charter Documents are in full force and effect, and the Company is not in material violation of any of the provisions of its Charter Documents.

(c)The Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Transaction Documents to which it is, or will be, a party, and the performance by the Company of its obligations thereunder, have been duly and validly authorized by all necessary limited liability company action. The Transaction Documents to which the Company is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by the Company and will constitute (when so executed and delivered) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.2Capitalization of Company.

(a)The current equity capitalization of the Company is set forth on Schedule 3.2(a).

(b)The Interests are uncertificated.

(c)There are no interests of the Company convertible into, or exchangeable or exercisable for Equity Interests of the Company, or options, warrants, calls, rights, commitments or Contracts to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold,

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purchased, redeemed or acquired, Equity Interests of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or Contract.

(d)The Interests are duly authorized, validly issued, fully paid (to the extent required by the Charter Documents of the Company) and, subject to the Laws of the State of Delaware, non-assessable (except as such non-assessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act) and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right.

(e)There are no outstanding bonds, debentures, notes or other instruments or evidence of Indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote).

(f)The Company owns no Equity Interests in any other Person.

(g)Except as set forth in the Charter Documents, the Interests are not subject to and the Company is not a party to any voting agreement, voting trust, or any other agreement, right, instrument, or understanding with respect to any purchase, sale, transfer, repurchase, issuance, redemption, voting, distribution rights or disposition of such Interests.

(h)Upon the consummation of transactions contemplated by this Agreement, the Interests shall be owned by Buyer free and clear of all Liens, except for Corporate Encumbrances.

3.3No Conflicts; Consents and Approvals. Except as set forth on Schedule 3.3, the execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations under this Agreement do not and will not:

(a)violate or result in a breach of the Charter Documents of the Company;

(b)require notice or consent under, violate, constitute a default, or give rise to any right of termination, cancellation, amendment or acceleration with or without the giving of notice, or the passage of time or both, under any of the terms, conditions or provisions of any Material Contract to which the Company is a party;

(c)violate or result in a breach of any Law applicable to the Company except for such violations or breaches as would not be material;

(d)result in the creation of any Lien on any of the Assets of the Company, other than Permitted Liens; or

(e)require any consent or approval of any Governmental Authority under any Law applicable to Seller, other than immaterial consents or approvals which would not reasonably be expected to be material to the Company or the Business.

3.4Financial Statements. Buyer has been provided copies of the unaudited balance sheet of the Company as of December 31, 2020 and 2021 and the unaudited income statement of the Company for the years ended December 31, 2020 and 2021 and the six months ended June 30,

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2022 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements do not contain the financial statement footnotes required by GAAP and are subject to normal year-end adjustments) applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the financial position of the Company at the dates thereof. Except as set forth in the Financial Statements, there are no amounts owed to the Company by Seller (including any interest and other charges accrued thereon).

3.5Absence of Changes. Except as set forth on Schedule 3.5, since June 30, 2022:

(a)no fact, event, change, occurrence or circumstance has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)the Company has not amended its Charter Documents;

(c)the Company has not sold, transferred or disposed of any of its Assets, including any right under any lease or Contract or any proprietary right or other intangible Asset,
(i)within the ordinary course of business in each case having a value in excess of two hundred fifty thousand Dollars ($250,000) or (ii) outside of the ordinary course of business;

(d)the Company has not made any capital expenditure involving in any individual case in excess of two hundred fifty thousand Dollars ($250,000);

(e)the Company has not entered into any Contract that would be required to be set forth in Schedule 3.14; or amended, granted any waiver of any material term under; or terminated any Material Contract; nor made any modifications of the material terms of any Material Contract;

(f)the Company has not waived, released, canceled, settled or compromised any debt, Claim or right having a value in excess of one hundred thousand Dollars ($100,000);

(g)except as may be required to meet the requirements of applicable Law or GAAP, the Company has not changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business and the Company;

(h)the Company has not failed to maintain its limited liability company existence or consolidated with any other Person or acquired all or substantially all of the Assets of any other Person;

(i)the Company has not issued or sold any Equity Interests in itself;

(j)the Company has not liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Business;

(k)except in the ordinary course of business, consistent with past practice, Seller has not paid, or granted any right to receive, a bonus to any Business Employee, nor has

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Seller materially increased the base salary, wage rate, or other compensation or benefits of any Business Employee;

(l)Seller has not (x) hired any individual that is a Business Employee or (y) transferred to another Affiliate of Seller or terminated (other than for cause as reasonably determined by Seller) any individual who, except for such transfer or termination, would have been a Business Employee;

(m)the Company has not purchased any securities of any Person, except for short-term investments made in the ordinary course of business;

(n)made any applications or filings with any Governmental Authority, except for any routine reports that do not have a material financial impact on the Company;

(o)created any Lien (other than Permitted Liens) against any Asset; and

(p)the Company has not agreed or committed to do any of the foregoing.

3.6Compliance with Applicable Laws. Except as set forth on Schedule 3.6, the Company is and since January 1, 2021 has been in material compliance with all Laws (and has not received any written notice of violation from any Governmental Authority with respect to any Laws) applicable to it. The Company holds all material Permits necessary to use, own and operate the Assets in the manner such Assets are currently used, owned and operated by the Company. All such Permits are in full force and effect in all material respects and there are no Proceedings pending or, to the Knowledge of Seller, threatened that seek the suspension, revocation or material adverse modification of any such Permit. The Company is and has been since January 1, 2021, in compliance in all material respects with each such Permit.

3.7Intellectual Property.

(a)No material registrations or applications for registration are included in any Intellectual Property Rights held by the Company. To the Knowledge of Seller and subject to Section 2.8, the Company owns, licenses or otherwise has a valid right to use, free and clear of all Liens (other than Permitted Liens), all material Intellectual Property Rights necessary to conduct the Business as currently conducted.

(b)To the Knowledge of Seller, the conduct of the Business as currently conducted has not infringed or misappropriated any Intellectual Property Right of any third party in any material respect. No action, claim, or proceeding alleging infringement, misappropriation, unauthorized use of any third party intellectual property is pending nor, to the Knowledge of Seller, threatened against Seller.

(c)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company (excluding licenses for commercially available, “off-the-shelf” software).

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3.8Absence of Litigation. Except as set forth on Schedule 3.8, there is no Claim or Proceeding (a) pending against the Company by or before any arbitrator or Governmental Authority, (b) to the Knowledge of Seller, threatened against the Company by or before any arbitrator or Governmental Authority, or (c) that, since January 1, 2021, the Company and any of its Assets or properties have been subject to.

3.9Real Property.

(a)Set forth on Schedule 3.9(a) is a true and complete list of each parcel of real property owned in fee title by the Company (the “Owned Real Property”). Seller has provided Buyer with true and complete copies of the conveyance documents to the Company for each parcel of Owned Real Property and each title policy, title commitment, title report, survey, plat, or other instrument in Seller’s possession describing the Owned Real Property. The Company has good and indefeasible fee title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.9(a). The Company is in possession of the Owned Real Property.

(b)Set forth on Schedule 3.9(b) is a true and complete list of all leases, licenses, rental agreements, or other agreements pursuant to which the Company is granted a right to use or occupy all or any portion of real property (each, a “Lease,” and collectively, the “Leases”) and a description of each parcel of real property the Company is granted a right to use or occupy pursuant to any Lease as such real property is described or identified in the applicable Lease (the “Leased Real Property”). Seller has provided Buyer with true and complete copies of all Leases, together with any amendments, modifications, and extensions thereto. The Company has a good and valid leasehold interest in each parcel of Leased Real Property, free and clear of all Liens, except for Permitted Liens and those Liens set forth on Schedule 3.9(b). Each Lease is in full force and effect and is a legal, valid and binding obligation of the Company and, to Seller’s knowledge, of all counterparties thereto. Except as set forth on Schedule 3.9(b), (i) the Company is not in material default under any Lease, (ii) to the Knowledge of Seller, no counterparty to any Lease is in material default under any Lease, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any Lease.

(c)Set forth on Schedule 3.9(c) is a true and complete list of all material rights of way, easements, and other agreements (other than Leases) pursuant to which the Company is granted a right to use all or any portion of real property and on which any material portion of the Bison Midstream System is located (each, a “Right of Way,” and collectively, the “Rights of Way”). Seller has provided Buyer with true and complete copies of all material Rights of Way, together with any amendments, modifications, and extensions thereto. The Company has a good and valid easement interest in the Rights of Way, free and clear of all Liens, except for Permitted Liens and those Liens set forth in Schedule 3.9(c). Each Right of Way is a legal, valid and binding obligation of the Company and, to Seller’s knowledge, of all counterparties thereto. Except as set forth on Schedule 3.9(c), (i) the Company is not in material default under any Right of Way, (ii) to the Knowledge of Seller, no counterparty to any Right of Way is in material default under any Right of Way, and (iii) no event has occurred which constitutes a material default or, with lapse of time or giving of notice or both, would constitute a material default under any Right of Way.

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(d)The Company is not obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property, or any interest therein, to any Person other than Buyer.

(e)Except as set forth on Schedule 3.9(e), or as would not have a material and adverse impact on the operation of the Business, the entire and continuous length of the Bison Midstream System is located within the Rights of Way, and the buildings and improvements used in connection therewith are located on the Owned Real Property and the Leased Real Property without material encroachment onto adjacent properties

(f)The Company has not received any written notice of any eminent domain Proceeding or taking, special assessment, or rezoning nor, to the Knowledge of Seller, is any such Proceeding or taking, special assessment, or rezoning contemplated or threatened with respect to any portion of the Real Property.

(g)Except as set forth on Schedule 3.9(g), no member of the Seller Group other than the Company owns, leases or occupies any real property or easements that constitute part of the Business or that is necessary in connection with the ownership or operation thereof.

(h)The Company has adequate rights of ingress and egress with respect to the Real Property, the Bison Midstream System, and all other buildings and improvements used in connection with the Business.

(i)Other than the assets associated with the Operations Services, the Assets of the Company constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are used or necessary for use in connection with the operation of the Business as currently operated.

(j)None of the assets retained by any member of the Seller Group (other than the Company) as part of the Operations Services (other than the vehicles) are physically located on any Real Property, personal property of the Company or used for the Business, easements set forth on Schedule 3.9(c) or the Bison Midstream System.

3.10Personal Property. Schedule 3.10 lists all plants, processing units and other equipment (other than the individual components of any plants or processing units or installed pipeline) owned or leased by the Company or used or held for use by the Company in the conduct of the Business valued above one hundred thousand Dollars ($100,000). The Company has good and valid title to, or a valid leasehold interest in, all material personal property of the Company or used for the Business, in each case free of all Liens except for Permitted Liens.

3.11Regulatory Status.

(a)Neither the Company nor any of the Assets of the Company are currently subject to regulation by FERC under the NGA and as of the date hereof, the Company is in material compliance with the applicable laws, regulations and orders of the North Dakota Industrial Commission.

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(b)The Company is not currently regulated, or would be required to be regulated as of the date hereof, by FERC as a “natural gas company” under the NGA. Without limiting the foregoing, the rates charged by the Company are not currently regulated by FERC under the Interstate Commerce Act or the Natural Gas Policy Act of 1978. The transfer of the Interests as contemplated by this Agreement does not require the approval of FERC.

(c)No rate refunds, rebates, offsets or like obligations are accrued or owed by the Company to FERC, the North Dakota Industrial Commission or any other Governmental Authority or third party with respect to services related to the Assets of the Company.

3.12Environmental Matters. Except as set forth on Schedule 3.12:

(a)The Company is and the Assets of the Company are, and since August 1, 2017, has and have been, in compliance in all material respects with applicable Environmental Laws, including by timely possessing and complying with the terms and conditions of, and, to the extent applicable, filing timely application to renew, all Environmental Permits, and, to the Knowledge of Seller, a complete list of such Environmental Permits is set forth on Schedule 3.12(a)-P and all such Environmental Permits have been timely renewed, are in full force and effect, and are not subject to any pending or, to the Knowledge of Company, threatened proceeding to terminate, revoke, or materially alter the terms thereof;

(b)The Company has not received from any Governmental Authority or any other Person any written notice alleging a material violation of, non-compliance with, or liability or potential or alleged liability pursuant to, any Environmental Laws or with respect to Hazardous Materials other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authorities and for which the Company has no further material obligations outstanding;

(c)None of the Company or the Assets of the Company or the Bison Midstream System is subject to any outstanding order, consent decree or other agreement concerning alleged non-compliance with or liability under Environmental Laws;

(d)There has been no Release of Hazardous Materials by the Company at, under, on or from any Real Property or any Assets of the Company or the Bison Midstream System, or to the Knowledge of the Company, any former assets of the Company that is currently in violation of any Environmental Laws or occurred in a quantity, concentration or manner that would reasonably be expected to give rise to a material liabilities or obligations for the Company, including any reporting, investigation, remedial or corrective action obligation pursuant to Environmental Laws;

(e)The Company has not undertaken by agreement, contract, operation of law or otherwise any material liabilities or obligations under Environmental Laws or relating to Hazardous Materials of any other third person, entity, or affiliate;

(f)To the Knowledge of Seller, Seller has made available to Buyer copies of final reports, if any, of all material environmental audits, assessments, investigations, studies or other environmental analyses relating to the Company or the Company’s Assets that are in the possession of Seller, the Company, or any of their respective Affiliates or Representatives.

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3.13Taxes. Except, in each case, as set forth on Schedule 3.13:

(a)All material Tax Returns required to be filed by the Company have been duly and timely filed (taking into account any valid extensions). Each such Tax Return is true, correct and complete in all material respects. All material Taxes required to be paid by the Company (whether or not shown due on a filed Tax Return) have been paid in full. All withholding Tax requirements with respect to the Company imposed on the Company have been satisfied in all material respects. There are no Liens on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)No assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of the Company that remains outstanding. No action, examination, audit or similar proceeding of the Company is ongoing, pending or threatened in writing by any Governmental Authority.

(c)The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). The Company is not liable for the Taxes of any other Person (including Seller) by virtue of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign applicable Law.

(d)The Company is, and has been since the Seller’s ownership of the Company, classified as an entity disregarded as separate from Summit Parent for U.S. federal income Tax purposes.

(e)No Claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or any of the Company’s Assets are or may be subject to such taxation.

(f)The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulation Section 1.6011- 4(b), or any other transaction requiring disclosure under analogous provisions of the United States, state, local or foreign Law.

3.14Contracts.

(a)Schedule 3.14 contains a true and complete listing of each of the following Contracts to which the Company is a party (the Contracts listed on Schedule 3.14 being “Material Contracts”):

(i)each hydrocarbon purchase and sale, gathering, transportation, treating, dehydration, processing or similar Contract and any Contract for the provision of services relating to gathering, compression, collection, processing, treating, disposal or transportation of natural gas and other hydrocarbons involving annual expenditures or revenues in excess of one hundred thousand Dollars ($100,000);

(ii)each Contract that constitutes a pipeline interconnect or facility operating agreement;

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(iii)each Contract for lease of personal property or Real Property involving aggregate payments in excess of one hundred thousand Dollars ($100,000) in any future calendar year;

(iv)each partnership, joint venture agreement or similar arrangement;

(v) each agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of Assets or otherwise) or any contracts containing a right of first refusal, right of first offer, most favored nation provision, minimum purchase obligations of the Company (including firm, fixed-price “take or pay” obligations or minimum volume commitments) or right to purchase any of the Assets, in whole or in part;

(vi)each Contract that provides for a limit on the ability of the Company to compete in any line of business or in any geographic area during any period of time after the Closing;

(vii)each Contract evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, guarantees, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets of the Company or requires the owner of the Assets to conduct business exclusively with any Person, including any Contract containing an area of mutual interest;

(viii)any Contract that licenses material Intellectual Property Rights from a third party, other than “off the shelf” software licenses that are generally commercially available;

(ix)any swap, option, hedge or future Contracts;

(x) any Contracts between Seller and its Affiliates, on the one hand, and the Company, on the other hand;

(xi)any Contracts with employees or officers of the Company that cannot be terminated by the Company at-will, without penalty;

(xii)any Contract with an independent contractor or consultant (x) in excess of one hundred thousand Dollars ($100,000) or (y) that cannot be cancelled by the Company upon thirty (30) or fewer days of notice without penalty;
(xiii)any outstanding agreement of guaranty by the Company in favor of any Person;
(xiv)any Contracts (A) under which any third party provides operating, management, facilities or similar services, or (B) for the provision of staffing services, leased employees, or professional employer organization services

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(xv)each Contract that is a collective bargaining agreement or other labor agreement entered into with any union, works council, or other labor organization by Seller or the Company and which covers any Business Employee; and

(xvi)except for Contracts of the nature described in clauses (i) through
(xv) above, each Contract involving aggregate payments or receipts in excess of one hundred thousand Dollars ($100,000) in any future calendar year that cannot be terminated by such Person or the Company, as applicable, upon thirty (30) days or less notice without payment of a penalty or other Liability.

(b)True and complete copies of all Material Contracts have been made available to Buyer (including any amendments, supplements, restatements or modifications thereto).

(c)Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company and, to the Knowledge of Seller, of the counterparties to such Material Contracts. Neither the Company nor, to the Knowledge of Seller, any counterparty thereto, is in (or has received written notice that it is in) material default or material breach (or has taken or failed to take any action such that with notice, the passage of time or both it would be in default or breach) under the terms of any such Material Contract and to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time, or both would constitute a material breach of or material default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Material Contract. None of Seller or the Company, to the Knowledge of Seller, any other party thereto, has waived any of its material rights under any Material Contract.

3.15Employees.

(a)The Company does not have, and has never had, nor has any former subsidiary of the Company ever had, any employees. The Company has never had, nor has any former subsidiary of the Company ever had, any agreement with any individual providing services as an independent contractor or as a consultant. Seller has provided Buyer a true and correct list of the names of each employee of Seller who spends all or substantially all of such employee’s work time providing services to the Company (collectively, the “Business Employees”), along with each such Business Employee’s: (i) job title; (ii) location of employment; (iii) base rate of compensation (i.e. annual salary or hourly rate of pay); (iv) status as exempt or non-exempt under the Fair Labor Standards Act; (v) bonus compensation for which he or she is eligible; (vi) hire date and service date (if different); and (vii), if applicable, details of any visa or other work permit.

(b)None of Seller or the Company is, nor has ever been, a party to any collective bargaining agreement or other Contract with a labor union, works council, or similar representative of employees. With respect to the Business Employees there are no, and since January 1, 2021 there have been no, (i) organizing activities by any labor organization, including any union representation petitions or questions, or (ii) material labor disputes, strikes, controversies, slowdowns, unfair labor practices charges, work stoppages, picketing, or lockouts pending or threatened against or affecting the Company.

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(c)Each of Seller and the Company is, and since January 1, 2019, has been, in material compliance with all applicable Laws related to employment or employment practices with respect to the Business Employees and all former employees who, if still employed, would be Business Employees. To the Knowledge of Seller, since January 1, 2021, (i) no allegations of sexual harassment have been made against any Business Employee or former employee who, if still employed, would be a Business Employee, and (ii) none of Seller or the Company has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any Business Employee or former employee who, if still employed, would be a Business Employee. Except as set forth on Schedule 3.15(c), (i) there has not been since January 1, 2021, and there is no pending, (or to the Knowledge of Seller, threatened) Claim or Proceeding against the Company or Seller, and (ii) there has not been since January 1, 2021, and there is no pending (or to the Knowledge of Seller, threatened) audit, inquiry or investigation by a Governmental Authority with respect to the Company or Seller, in each case of clauses (i) and (ii), made by, arising from or with respect to the Business Employees or any former employee of Seller who, if still employed, would be a Business Employee.

3.16Employee Benefit Plan.

(a)The Company does not currently sponsor, maintain, contribute to or have an obligation to contribute to and has never sponsored, maintained, contributed to or been obligated to contribute to any Plan. The Company is not and has never been a participating employer in any Plan and the Company does not have any actual or contingent liability or obligation under or with respect to any Plan. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any liability or obligation (in either case, whether actual or contingent) to the Company (i) under Title IV of ERISA, (ii) under Sections 206(g), 302 or 303 of ERISA, (iii) under Sections 412, 430, 431, 436 or 4971 of the Code, or (iv) as a result of any failure to comply with the requirements of Section 601 et Seq. of ERISA, Section 4980B of the Code or similar state Law.

(b)Seller has made available to Buyer true, correct and complete copies of Seller’s benefits guide as of the current plan year.

(c)Except as set forth on Schedule 3.16(c), neither the execution of this Agreement nor the transactions contemplated hereby (whether alone or together with any other event) has or will (i) entitle any Business Employee or individual independent contractor to the Company to any material payments or benefits, including any severance benefits or other benefit;
(ii)accelerate the time of payment, funding or vesting of any material compensation or benefits or materially increase the amount of compensation or benefits due any Business Employee or individual independent contractor to the Company; or (iii) result in any amount paid or payable (or benefit provided or to be provided) with respect to any individual who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) failing to be deductible by reason of Section 280G of the Code or subject to the tax imposed by Section 4999 of the Code.

3.17Transactions with Affiliates. Except as set forth on Schedule 3.17, neither Seller nor any of its Affiliates (other than the Company) has any interest in or is a party to any Contract with the Company or otherwise relating to their respective assets. As of the Closing, (a) all

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Liabilities by the Company and any Person party to an Affiliate Contract have been paid, settled, netted, cancelled, forgiven, and/or released and (b) all Affiliate Contracts have been terminated, in each case, without any further force or effect following the Closing such that Buyer and the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, will not have any further Liability to one another in respect thereof following the Closing, except as otherwise contemplated in the Transition Services Agreement.

3.18Surety Bonds and Credit. Except as listed on Schedule 3.18, neither Seller nor the Company has any obligation to post any material surety bond, letter of credit, guarantee or other form of support (credit or otherwise) in respect of the Company or its Business.

3.19No Bankruptcy. There are no bankruptcy Proceedings pending against or, to the Knowledge of Seller, threatened against the Company or any of its Assets. As of the date hereof, the Company has neither stopped nor suspended payment of its Indebtedness or other Liabilities, become unable to (or admitted any inability to) pay its Indebtedness or other Liabilities as they mature or become due, or otherwise become insolvent in any jurisdiction. As of the date hereof, the Company has not made any assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency Proceedings. As of the date hereof, the Company (a) is solvent (in that both the fair value of its Assets are not less than the sum of its debts (including contingent and other Liabilities) as such debts mature or become due and that the present fair saleable value of its Assets are not less than the amount required to pay its liability on any debts as they mature or become due) immediately prior to the consummation of the transactions contemplated by this Agreement; (b) has adequate capital and liquidity with which to conduct the Businesses; and (c) has not incurred debts beyond its ability to pay as the debts mature or become due.

3.20No Undisclosed Material Liabilities; Indebtedness. Except as set forth on Schedule 3.20, there are no Liabilities of the Company of any kind (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than: (a) Liabilities disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; (b) Liabilities not required under GAAP to be disclosed, reflected, reserved against or otherwise provided for in the Financial Statements or disclosed in the notes thereto; and (c) Liabilities, other than Indebtedness, incurred in the ordinary course of business since June 30, 2022. Except as set forth on Schedule 3.20, the Company has no Indebtedness.

3.21Insurance. Schedule 3.21 sets forth a list of each insurance policy maintained by the Company or by Seller or any of its Affiliates on behalf of the Company. Except as set forth on Schedule 3.21, there is no material claim pending under any such insurance policy with respect to the Business or the Assets of the Company, and none of Seller, the Company or any of their respective Affiliates has received written notice of cancellation of any such insurance policy. Each policy listed on Schedule 3.21 is valid and binding and in full force and effect, and all premiums under such policies that are due and payable on or prior to the date hereof have been paid in full. No written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the Company other than in the ordinary course of business. Except as would not individually or in the aggregate reasonably be expected to be material to the Business, operations or financial performance of the Company, there is no default under any such policy and

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no insurer has advised Seller or the Company in writing that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. Neither the Company nor any of its Affiliates have received any written notice from any insurer of any reservation of rights with respect to any pending or paid claims.

3.22Bank Accounts. Set forth on Schedule 3.22 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or act or deal in connection therewith, (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof and (c) the aggregate amount of Cash held by the Company in the bank accounts set forth Schedule 3.22 is equal to or greater than five hundred thousand Dollars ($500,000). Subject to Section 2.2(f), all Cash in the bank accounts set forth Schedule 3.22 shall become the property of Buyer as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.23Preferential Rights. No Person has a preferential right to purchase with respect to any of the Assets owned by, or Equity Interests in, the Company as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

3.24Books and Records. Seller has provided to Buyer the Books and Records of the Company. Such Books and Records are (a) accurate and complete in all material respects and (b) accurately reflect the operational history of the Assets in all material respects.

3.25Condition and Sufficiency of the Assets. Except as set forth on Schedule 3.25, all Assets used in the Business of the Company are in good operating condition and repair (subject to ordinary wear and tear), are adequate for the uses to which they are currently being put, and are sufficient for the operation of the Business as currently conducted in all material respects. None of the Assets are in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.26Throughput Data. Schedule 3.26 sets forth historical throughput data and information for the calendar year 2020 and 2021 and for the year to date to March 31, 2022, relating to the Business. Such throughput data and information is accurate and complete in all material respects with respect to the information for each applicable period, respectively, without representations as to any specific monthly volume. The Company has not received any written, or to Knowledge of Seller, oral, notices regarding a material reduction or increase of throughput from any customers.

3.27Capital Commitments; Capital Expenditures. Except for each Company’s obligations set forth on Schedule 3.27, no material capital expenditures are required to enable any Company to operate the Business in a manner consistent with past practice and as currently operated. Except as set forth on Schedule 3.27, the Company has no obligations for capital commitments or expenditures in excess of one hundred thousand Dollars ($100,000) as of the date hereof.

3.28Data Privacy and Security.

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(a)To the Knowledge of Seller, no third party has gained unauthorized access to or made any unauthorized use of any information maintained by (or by third parties on behalf of) the Company in a manner that constitutes a breach under any applicable Privacy and Security Law, if any, except unsuccessful security incidents (such as, but not limited to, pings, phishing exercises or other broadcast attacks on the Company’s firewall, port scan, unsuccessful log-on attempts, denials of service or any combination of same).

(b)To the Knowledge of Seller, there are no facts or other information indicating that there have occurred any unauthorized intrusions or breaches of security of the Company’s computer systems or other information technology used or provided by the Company that (i) would require notification pursuant to any Data Security Requirements, or (ii) caused any material disruption to such systems or technology. The Company has adopted and uses commercially reasonable security procedures and systems to identify attempted or successful intrusions or breaches of security of the Company’s systems or other information technology used by the Company.

(c)The Company currently is and has been in compliance in all material respects with applicable Privacy and Security Laws and Data Security Requirements.

3.29Accounts Receivable; Payable and Purchase Orders.

(a)All of the accounts receivable owing to the Company (“Accounts Receivable”) constitute valid and enforceable claims arising from bona fide transactions for goods sold or services performed in the ordinary course of business, and, to the Knowledge of Seller, the goods and/or services involved have been sold, delivered and/or performed to the account obligors. The Company has not received any written (or, to the Knowledge of Seller, oral) notice of any claims, refusals to pay or other claimed rights of set off against any Accounts Receivables other than in the ordinary course of business and consistent with past practices. To the Knowledge of Seller, no account debtor is insolvent or bankrupt. All accounts receivable on the Company’s most recent balance sheet have been booked in the ordinary course of business consistent with past practices. The accounts receivable arising from the date of the most recent balance sheet through the Closing Date represent valid obligations owing to the Company.

(b)All accounts payable of the Company are legal, valid and binding obligations of the Company and were incurred in the ordinary course of business.

(c)Schedule 3.29 sets forth a true and complete list as of the date hereof of all open orders for the purchase of goods or services by the Company in an amount in excess of one hundred thousand Dollars ($100,000) relating to the Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants (subject to any disclosures in the Schedules) to Buyer as of the date hereof as follows:

4.1Organization; Good Standing. Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all required powers and all governmental

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licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.2Authority. Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions, except that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, arrangement or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3Ownership of the Interests. The Interests are owned beneficially and of record by Seller, free and clear of all Liens, except for Corporate Encumbrances.

4.4No Conflicts; Consents and Approvals. Except as set forth on Schedule 4.4, the execution and delivery by Seller of this Agreement and the Transaction Documents, and the performance by Seller of its obligations under this Agreement, do not and will not:

(a)violate or result in a breach of the Charter Documents of Seller;

(b)violate or result in a default (or any event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any Material Contract to which Seller is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Seller’s ability to perform its obligations hereunder;

(c)violate or result in a breach of any Law applicable to Seller, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Governmental Authority under any Law applicable to Seller, other than immaterial consents or approvals.

4.5Legal Proceedings. There is no Proceeding pending or to the Knowledge of Seller, threatened against Seller by or before any arbitrator or Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

4.6Broker’s Commissions. Neither Seller nor the Company has, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any of its Affiliates (including the Company after Closing) to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

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4.7No Bankruptcy. There are no bankruptcy Proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against Seller or its Affiliates.

4.8Financial Resources. Seller has sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it to make any post-Closing payments which may be required under this Agreement and to otherwise perform its obligations under this Agreement.

4.9Solvency. Seller is not entering into the transactions contemplated by this Agreement and the Transaction Documents with the intent to hinder, delay or defraud either present or future creditors of Seller or the Company. Immediately after the Closing, and assuming performance by Buyer of its obligations hereunder and thereunder, Seller will (a) be solvent (in both that the fair value of its assets will not be less than the sum of its debts (including contingent and unliquidated Liabilities) and that the present fair saleable value of its assets will not be less than the amount required to pay its probable Liabilities on its debts (including contingent and unliquidated Liabilities) as they become absolute and matured), (b) have adequate and not unreasonably small capital and liquidity with which to engage in its business and (c) be able to pay all of its debts and obligations as such debts and obligations mature.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller as of the date hereof (subject to any disclosures in the Schedules) as follows:

5.1Organization; Good Standing. Buyer is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all required powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

5.2Authority. Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3No Conflicts; Consents and Approvals. The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement and the Transaction Documents does not and will not:

(a)violate or result in a breach of its Charter Documents;

(b)violate or result in a default (or any event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation,

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amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any material Contract to which Buyer is a party, except for any such violation or default which would not reasonably be expected to result in a material impairment on Seller’s ability to perform its obligations hereunder;

(c)violate or result in a breach of any Law applicable to Buyer, except for such violations or breaches as would not be material; or

(d)require any consent or approval of any Governmental Authority under any Law applicable to Buyer, other than immaterial consents or approvals.

5.4Legal Proceedings. There is no Proceeding pending or to Buyer’s knowledge, threatened against Buyer by or before any arbitrator or Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

5.5Acquisition as Investment. Buyer is acquiring the Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person in violation of any state or federal securities laws. Buyer has made, independently and without reliance on Seller (other than on the express representations and warranties of Seller set forth in Article III and Article IV), its own analysis of the Interests, the Company and its Assets for the purpose of acquiring the Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Interests are not registered pursuant to the 1933 Act and that none of the Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.6Opportunity for Independent Investigation. Buyer is an experienced and knowledgeable investor in the United States. Buyer has conducted its own independent review and analysis of the Business and of the Assets, Liabilities, results of operations, financial condition, technology and prospects of the Company and acknowledges that Buyer has been provided access to personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer has relied solely upon the representations, warranties and covenants contained herein and upon its own investigation and analysis of the Company and the Business (such investigation and analysis having been performed by or on behalf of Buyer), and Buyer:

(a)acknowledges and agrees that it has not been induced by and has not relied upon any Due Diligence Information, representations, warranties or statements, whether oral or written, express or implied, made by Seller, the Company or any of their Representatives, Affiliates or agents except for the representations and warranties expressly set forth in this Agreement;

(b)acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of Seller, the Company or any of their Representatives, Affiliates or agents makes or has made any representation or warranty, either express or implied,

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as to the accuracy or completeness of any of the information provided or made available to Buyer or its Representatives, Affiliates or agents, including any information, document or material provided or made available, or statements made, to Buyer (including its Representatives, Affiliates and agents) during site or office visits, in any “data rooms,” management presentations or supplemental due diligence information provided to Buyer (including its Representatives, Affiliates and agents), in connection with discussions with management or in any other form in expectation of the transactions contemplated by this Agreement (collectively, the “Due Diligence Information”);

(c)acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (i) the Due Diligence Information includes certain projections, estimates and other forecasts and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and Buyer is aware of such uncertainties, and (iii) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk; and

(d)agrees, to the fullest extent permitted by Law, that none of Seller, the Company or any of their respective Representatives, Affiliates or agents shall have any liability or responsibility whatsoever to Buyer or its Representatives, Affiliates or agents on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from the furnishing to Buyer, or from Buyer’s use of, any Due Diligence Information, except for liability or responsibility for the representations and warranties expressly set forth in this Agreement.

(e)Notwithstanding the foregoing, nothing contained in this Section 5.6 shall be deemed to invalidate or otherwise affect any claim of Actual Fraud by Buyer.

5.7Broker’s Commissions. Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller or any of its Affiliates to pay any commission, brokerage fee or “finder’s fee” in connection with the transactions contemplated herein.

5.8Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties set forth in Article III, Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of the Company.

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ARTICLE VI COVENANTS

6.1Tax Matters.

(a)Tax Returns.

(i)Seller shall prepare or cause to be prepared any Tax Return of the Company required to be filed after the Closing Date for any Pre-Closing Period. Such Tax Returns shall be prepared on a basis consistent with the past practice of Seller and the Company except to the extent otherwise required by applicable Law. No later than ten (10) days in advance of the due date for the filing of any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment. Buyer will (x) cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy thereof to Seller, and (y) timely pay the Taxes shown as due thereon. At least three
(3) days prior to the due date of any such Pre-Closing Period Tax Return, Seller shall pay to Buyer the amount of Taxes shown as due on such Pre-Closing Period Tax Return.

(ii)Buyer shall prepare or cause to be prepared any Tax Return of the Company for any Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with the past practice of Seller and the Company except to the extent otherwise required by applicable Law. No later than ten (10) days in advance of the due date for the filing of any such Tax Return, Buyer shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and reasonable comment. Buyer will (x) cause such Tax Return (as revised to incorporate Seller’s reasonable comments) to be timely filed and will provide a copy thereof to Seller, and (y) timely pay the Taxes shown due thereon. At least three (3) days prior to the due date of any such Straddle Period Tax Return, Seller shall pay to Buyer the amount of Taxes with respect to such Straddle Period Tax Return allocable to the portion of the Straddle Period ending immediately prior to the Closing Date pursuant to Section 6.1(b).

(b)Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period:

(i)Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date on a “closing of the books” basis by assuming the books of the Company were closed immediately prior to the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date in proportion to the number of days in each period.

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(ii)Taxes that are imposed on a periodic basis with respect to the assets of the Company shall be allocated between the portion of such Straddle Period ending immediately prior to the Closing Date and the portion of such Straddle Period beginning on the Closing Date by prorating each such Tax based on the number of days in the applicable Straddle Period that occur before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur on and after the Closing Date, on the other hand. Consistent with the foregoing, the amount of such Taxes that is allocable to the portion of the Straddle Period (1) ending immediately prior to the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending immediately prior to the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (2) beginning on the Closing Date shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days from (and including) the Closing Date through the end of the Straddle Period, and the denominator of which is the number of calendar days in the entire Straddle Period.

(c)Transfer Taxes. Buyer shall bear and pay all transfer, sales, use, stamp, registration or other similar Taxes and any documentary, filing or recording fees resulting from the transfer of the Interests to Buyer pursuant to this Agreement (“Transfer Taxes”). Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Buyer shall prepare and file all Tax Returns with respect to Transfer Taxes.

(d)Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)Amended Tax Returns. No amended Tax Return with respect to a Pre- Closing Period or Straddle Period shall be filed by or on behalf of the Company without the prior written consent of Seller, not to be unreasonably conditioned, withheld or delayed.

(f)Purchase Price Allocation; Tax Treatment.

(iii)For U.S. federal income Tax (and applicable state and local income Tax) purposes, the Parties agree to treat the purchase and sale of the Interests as a purchase and sale of the assets of the Company subject to the liabilities of the Company. Accordingly, Seller shall prepare or cause to be prepared an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price (plus any other items that are properly treated as consideration for U.S. federal income Tax purposes) among the Company’s assets in a manner consistent with Section 1060 of the Code. Seller shall deliver the Allocation Schedule to Buyer within one hundred and twenty (120) days after the

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Closing Date for Buyer’s review and reasonable comments. Within thirty (30) days after receiving such Allocation Schedule, Buyer shall notify Seller in writing if Buyer has any objections to the allocations on the Allocation Schedule and shall specify the basis for any such objections. If Buyer does not notify Seller of any objection to the Allocation Schedule, then it shall be deemed agreed to by Seller and Buyer and the Allocation Schedule shall be final and binding. If Buyer objects to any allocations on the Allocation Schedule, then Seller and Buyer shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and memorialize the agreed allocation in a final Allocation Schedule, which shall be final and binding. If Buyer and Seller working in good faith are unable to agree on such disputed items on or prior to the 15th day following the date Buyer provides notice to Seller of any objections to the Allocation Schedule, then either Party may refer such dispute to a
U.S. firm of neutral, independent public accountants, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. Such accounting firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement. The costs of such review and report shall be borne equally by Buyer and Seller. The final Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price (or the adjustments thereto for U.S. federal income Tax purposes), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder, using the methodology described in this Section 6.1(f)(i).

(ii)Buyer and Seller shall file all Tax Returns for Tax purposes consistent with the allocation agreed to by Seller and Buyer, or as determined pursuant to Section 6.1(f)(i). None of Buyer, Seller, the Company or their respective Affiliates shall take any position on any filed Tax Return that is inconsistent with such allocation unless required to do so by applicable Law. If any Governmental Authority disputes the tax treatment described in, or the allocation as determined pursuant to, Section 6.1(f)(i), the Party receiving notice of the dispute shall promptly notify the other Party of such dispute. Notwithstanding anything in this Section 6.1(f) to the contrary, neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

6.2Public Announcements. The Parties will maintain the confidentiality of this Agreement and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if advised of the confidentiality obligations of such information: (a) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (b) any potential lender to such Party. No Party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer and Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided that, in each case, Buyer or Seller, as applicable, shall have the right to reasonably review and comment on such public announcement prior to publication; provided, further, that the foregoing shall not restrict disclosures (i) to the extent requested or required (upon advice of counsel) by applicable Law or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (ii) made by either Party

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without reference to the other Party, the Confidential Information or any of the material terms of this Agreement or the transactions contemplated hereby.

6.3Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall (and in the case of Buyer, Buyer shall and shall cause the Company to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated hereby.

6.4R&W Policy. As of the date hereof, Buyer has obtained and conditionally bound the R&W Policy, which policy expressly provides that (a) the R&W Insurer has waived or otherwise shall not pursue any subrogation, contribution or other rights against Seller or any of its Affiliates and/or any of their respective past, present or future Representatives, except in the case of Actual Fraud by Seller, and (b) each of Seller, its Affiliates, and their respective past, present or future Representatives may rely upon and enforce such waiver of subrogation, contribution and other rights as express third party beneficiaries of such waiver of subrogation, contribution and other rights provisions. The aggregate amount of the premium with respect to the R&W Policy, together with the related underwriting fees, due diligence fees, net brokerage fees, premium Taxes and any other fees of the R&W Insurer relating to the R&W Policy (the “R&W Premium”) shall be timely paid or caused to be paid by Buyer. From and after inception of the R&W Policy, unless terminated in its entirety, Buyer shall not (and shall cause its Affiliates not to) amend, modify, or otherwise change, terminate, or waive any provision of the R&W Policy in a manner materially adverse to Seller, any of its Affiliates or any of their respective Representatives, including any rights of the R&W Insurer to subrogate or seek recovery from Seller, any of Seller’s Affiliates or any of Seller’s Representatives.

6.5Confidentiality. Except as otherwise expressly contemplated in this Agreement or required by applicable Law, including securities regulations, or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or any listing agreement with any securities exchange, the Parties will maintain the Confidential Information and any confidentiality obligations under this Agreements and its terms except that any Party may disclose this Agreement or any of its terms to any of the following if advised of the confidentiality obligations of such information: (a) any direct and indirect holders of Equity Interests in such Party or any Affiliate of such Party and (b) any lender or potential lender to such Party; provided that such disclosing Party shall be responsible for any breach of this Section 6.5 by any such Persons who receive such information from the respective disclosing Party.

6.6Continuing Indemnification.

(a)Buyer shall, and shall cause its subsidiaries (including after the Closing, the Company) to, ensure that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the directors, managers, and officers of the Company (“D&O Indemnified Persons”) as provided in the respective governing documents and indemnification agreements, including Charter Documents, to which the Company is a party, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. During such

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time period, the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Charter Documents shall not be amended, repealed or otherwise modified (unless required by Law) in a manner that is adverse to any such Person; provided that all rights to indemnification and advancement of expenses in respect of any Proceeding arising out of or related to matters existing or occurring at or prior to the Closing and asserted or made within such six-year period (each a “D&O Claim”) shall continue until the final disposition of such Proceeding.

(b)The obligations of Buyer and the Company under this Section 6.6 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely and materially any D&O Indemnified Person to whom this Section 6.6 applies without the consent (which consent shall not be unreasonably withheld or delayed) of such affected Seller Indemnified Party (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6, each of whom may enforce the provisions of this Section 6.6).

(c)In the event that Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets of the Company to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.6. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the rights provided for in this Section 6.6 are not prior to, or in substitution for, any such claims under any such policies.

6.7Waiver of Other Representations.

(a)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NEITHER SELLER NOR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE COMPANY, THE ASSETS OF THE COMPANY OR THE BUSINESS OF THE COMPANY, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV.

(b)EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE III AND ARTICLE IV, THE INTERESTS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER, ITS

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AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY OR ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY OR ITS ASSETS.

6.8Employment Matters.

(a)Beginning on the date of this Agreement and continuing throughout the term of the Transition Services Agreement, Seller shall make available to Buyer each of the Business Employees to discuss potential employment with Buyer or an Affiliate of Buyer. Buyer shall have sole discretion in determining which Business Employees will be offered employment. A Business Employee who receives an offer of employment from Buyer or an Affiliate of Buyer pursuant to this Section 6.8 is referred to herein as an “Offered Employee”. Any employment offers made by Buyer or an Affiliate of Buyer shall be on such terms and conditions as Buyer in its sole discretion shall determine and may be contingent upon the Offered Employee’s successful completion of pre-employment screening. The offers of employment made by Buyer or an Affiliate of Buyer shall be for employment commencing, as determined by Buyer in its sole discretion, no earlier than the Closing Date and no later than the first day immediately following the last day of the Transition Services Agreement, except regarding any Offered Employee who is on an approved leave of absence, in which case the offer shall be for employment commencing as of the date on which such Offered Employee is eligible to return to work (provided that such return occurs within one hundred eighty (180) days after the intended employment commencement date as set forth in the employment offer or such later time as may be required by applicable Law). Seller shall not interfere with any offer or negotiations by Buyer or an Affiliate of Buyer to employ any Business Employee or discourage any Business Employee from accepting employment with Buyer or an Affiliate of Buyer. Seller shall (i) accept the resignation of each Offered Employee who accepts an offer of employment from Buyer or an Affiliate of Buyer immediately preceding such employee’s Hire Date and (ii) waive any restrictive covenants or other obligations to which any Offered Employee may be subject pursuant to an agreement with Seller or the Company that would interfere with such employee’s employment with Buyer or an Affiliate of Buyer. Following Buyer or its Affiliate’s hire of any Business Employees, Seller shall cooperate with Buyer, in accordance with applicable Law, to provide any records related to such Business Employees that Buyer or its Affiliate is obligated to maintain, if any. An Offered Employee who accepts an offer of employment from Buyer and timely commences employment with Buyer shall be a “Hired Employee” and the date on which such Hired Employee commences employment with Buyer shall be the “Hire Date.”

(b)Seller shall be responsible for payment of all obligations required or committed to the Business Employees with respect to periods of employment with Seller and its Affiliates, including salaries, wages, payroll taxes, retirement, vacation pay, and any other obligations and expenses of any kind arising out of the employment by, or termination from the employment of, Seller or its Affiliates of such employees. Buyer shall be responsible for payment of all obligations required or committed to the Hired Employees with respect to periods of employment with Buyer and its Affiliates, including salaries, wages, payroll taxes, retirement, vacation pay, and any other obligations and expenses of any kind arising out of the employment by, or termination from the employment of, Buyer or its Affiliates of such employees.

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(c)Nothing contained herein, whether express or implied, will (i) obligate Buyer or any Affiliate thereof to retain any Hired Employees for any specific period or on any particular terms and conditions, (ii) be treated as an amendment or other modification of any Seller Plan or Plan of Buyer, or (iii) limit the right of Buyer or any Affiliate thereof to amend, terminate or otherwise modify any Plan of Buyer following the Closing. Buyer and Seller acknowledge and agree that all provisions contained in this Section 6.8 with respect to Business Employees are included for the sole benefit of Buyer and Seller, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any Person, including any Business Employees or former employees of Seller or its Affiliates, any participant in any Seller Plan or Plan of Buyer, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer or any Affiliate thereof.

ARTICLE VII MISCELLANEOUS

7.1No Survival; Exclusive Remedy

(a)Subject to and except as expressly provided in Section 7.1(c) and Section 7.2, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in Contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing; provided that this Section 7.1(a) shall not limit any covenant or agreement of Seller that is to be performed after the Closing, which covenants and agreements shall survive the Closing until fully performed as provided in Section 7.1(c).

(b)Notwithstanding anything contained herein to the contrary, except in the case of Actual Fraud, recovery against the R&W Policy shall be Buyer’s exclusive remedy following Closing solely with respect to breaches of representations and warranties of Seller in this Agreement (other than breaches of Seller Fundamental Representations), including, for the avoidance of doubt, whether Buyer obtains such R&W Policy at or after the Closing, if at all, and maintains, following the Closing, the R&W Policy, whether the R&W Policy is revoked, cancelled or modified in any manner after the Closing, or whether any Proceeding by Buyer or any of its Affiliates or Representatives is denied under the R&W Policy. Without limiting the generality of the foregoing and notwithstanding anything to the contrary herein, except in the case of Actual Fraud, Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Claims arising out of, concerning or relating, directly or indirectly, to the subject matter of this Agreement, the Interests, the Company, the Company’s Assets, the Business or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be recovery against (i) the R&W Policy or (ii) pursuant to the indemnification provisions, subject to the limitations, in this Article VII and Buyer shall have no other remedy or recourse with respect to any of the foregoing other than specific performance pursuant to, and subject to the terms and conditions of Section 7.20. Notwithstanding anything to the contrary in this Agreement, the survival period set forth in this Section 7.1 shall not affect or otherwise limit any claim made or available under the R&W Policy. For the avoidance of doubt, the absence of coverage under the R&W Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in

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full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect Seller’s or its Affiliates’ or Representatives’ or any of their respective successors’ and assigns’ liability under this Agreement.

(c)Notwithstanding Section 7.1(a) or any other provision in this Agreement,
(i)the Fundamental Representations shall survive the Closing until the termination of the statute of limitations for any underlying claim and (ii) all covenants and agreements of the Parties contained in this Agreement that are to be performed in whole or in part after the Closing shall survive until performance thereof has been completed and shall thereafter be of no further force or effect. Notwithstanding any provision in this Agreement, nothing in this Agreement shall affect the survival periods under the R&W Policy.

(d)Notwithstanding anything to the contrary in this Agreement, with respect to determining (i) whether there has been a breach of, or whether there is any inaccuracy in, any representation or warranty made by Seller in this Agreement and (ii) the amount of any Losses incurred or suffered in connection with such breach or inaccuracy, all references to “material”, “materially” or “materiality” and “Material Adverse Effect” and terms of similar effect will be disregarded and such representations and warranties shall be interpreted as if those disregarded terms were not included; provided, however, that this Section 7.1(d) shall not apply to any reference to a Material Contract or a material Permit.

(e)No Indemnifying Party will be liable for any Losses that are subject to indemnification under Section 7.2 unless a written demand for indemnification under this Agreement is delivered by the Indemnified Party to the Indemnifying Party with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to this Section 7.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail, including the factual circumstances giving rise to and the provisions under this Agreement on which such Claim is based. In the event notice of any claim for indemnification under this Article VII has been given within the applicable survival period, the representations, warranties or covenants that are the subject of such Indemnification Claim shall survive solely with respect to such claim until such time as such claim is finally resolved, it being understood that such representations, warranties and covenants shall not survive with respect to any other claim that has not been timely given within such survival period.

(f)SUBJECT TO THE TERMS SET FORTH IN THIS SECTION 7.1, IN FURTHERANCE OF THE FOREGOING, BUYER HEREBY WAIVES AND RELEASES FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, AND AGREES NOT TO SUE, FOR ANY AND ALL CLAIMS (OTHER THAN CLAIMS FOR ACTUAL FRAUD AND/OR EQUITABLE RELIEF RELATED TO THE BREACH OF ANY COVENANT OR AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT REQUIRING PERFORMANCE AFTER THE CLOSING) BUYER OR ANY OF ITS AFFILIATES, INCLUDING THE COMPANY WITH RESPECT TO THE PERIOD FROM AND AFTER THE CLOSING DATE, MAY HAVE AGAINST SELLER OR ANY OF ITS AFFILIATES, INCLUDING THE COMPANY WITH RESPECT TO THE PERIOD PRIOR TO THE CLOSING DATE, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR ADVISORS RELATING TO OR ARISING FROM

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(I)THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR (II) THE BUSINESS, THE INTERESTS, OR THE ASSETS OF THE COMPANY OR THE BUSINESS OR (III) ANY ACTIONS OR OMISSIONS BY ANY OFFICER, DIRECTOR OR EMPLOYEE OF THE COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, IN SUCH PERSON’S CAPACITY AS SUCH, OR BY SELLER, IN ITS CAPACITY AS A MEMBER OF THE COMPANY PRIOR TO THE CLOSING, PROVIDED ANY SUCH ACTIONS WERE TAKEN OR OMISSIONS WERE AVOIDED, IN EACH CASE, IN GOOD FAITH, AND REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SELLER’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(g)Notwithstanding anything to the contrary contained in this Agreement, in the case of Actual Fraud by a Party, the other Party shall have all of the remedies available to it at law or in equity without giving effect to any of the limitations set forth in this Article VII.

7.2Indemnification by Seller.

(a)Seller hereby agrees to indemnify and hold harmless Buyer, its Affiliates and the respective directors, managers, officers, employees, successors and permitted assigns of any of the foregoing (“Buyer Indemnified Parties”) from and against any and all Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i)any misrepresentation or breach of any of the Seller Fundamental Representations made by Seller in this Agreement;

(ii)the breach by Seller of any covenant in this Agreement or any Transaction Document by Seller;

(iii)(A) any Taxes of Seller, (B) any Taxes of the Company for all Pre- Closing Periods, and (C) with respect to any Straddle Period, any Taxes of the Company attributable to the portion of such Straddle Period ending immediately prior to the Closing Date; and

(iv)any Indebtedness of the Company outstanding as of the Closing to the extent not deducted in the Purchase Price;

(b)Buyer hereby agrees to indemnify and hold harmless Seller, its Affiliates and the respective directors, managers, officers, employees, successors and permitted assigns of any of the foregoing (“Seller Indemnified Parties”) from and against any and all Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with:

(i)any misrepresentation or breach of any of the Buyer Fundamental Representations made by Buyer in this Agreement; and

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(ii)the breach by Buyer of any covenant in this Agreement or any Transaction Document by Buyer.

7.3Indemnification Order of Recovery.

(a)In the event any Buyer Indemnified Parties seek indemnification from Seller for Losses arising based on matters set forth in Section 7.2(a), Buyer shall first use commercially reasonable efforts to promptly seek collection and recovery pursuant to the R&W Policy to the fullest extent of the limits under the R&W Policy; provided, however, that nothing shall require Buyer to commence litigation to recover proceeds under such R&W Policy. In the event Buyer is unable to recover for such Losses in accordance with the foregoing, Buyer may seek recovery for such Losses directly from Seller.

(b)Subject to Section 7.3(a), in the event Buyer Indemnified Parties seek indemnification from Seller for any Losses arising from Actual Fraud or any other matters set forth in Section 7.2, Buyer may seek recovery for such Losses directly from Seller.

7.4Limits on Indemnification.

(a)Notwithstanding anything to the contrary herein, absent Actual Fraud, in no event shall the aggregate liability of Seller in connection with this Agreement or the Transaction Documents, including the transactions contemplated herein and therein, exceed the Purchase Price.

(b)The Buyer Indemnified Parties shall take, and shall cause the Company to take, all commercially reasonable steps to mitigate a Loss upon becoming aware thereof and of the event which gives rise thereto and will each also use commercially reasonable efforts to pursue claims and collect any amounts to which they may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise). The Parties agree that the Buyer Indemnified Parties shall have no recourse under this Article VII for any Losses that the Buyer Indemnified Parties would not have suffered had such party exercised commercially reasonable efforts to mitigate such Losses within a reasonable amount of time following the discovery by such party of the fact, event or circumstance giving rise to such Losses (and for any Buyer Indemnified Party that is not a natural Person, the bringing to the attention of a responsible officer thereof of such fact, event or circumstance).

(c)The amount of any and all Losses indemnifiable under this Agreement shall be determined net of any amounts actually recovered by a Buyer Indemnified Party (or any of its Affiliates) with respect to such Losses from any third party, including any indemnity, contribution or other similar payment, or under or pursuant to any insurance policy pursuant to which or under which such Buyer Indemnified Party (or any of its Affiliates) has rights (including the R&W Policy), it being understood that any amounts recovered under or pursuant to any insurance policy shall be calculated net of any reasonable costs associated with pursuing such insurance proceeds and reasonable out-of-pocket costs and any costs or expenses attributable to increases in insurance premiums. If Seller has actually indemnified or held harmless Buyer or another Buyer Indemnified Party upon a claim for indemnification pursuant to this Agreement and, subsequently, there is an actual payment under the R&W Policy (whether to Buyer, another insured under the R&W Policy or a third party) for a claim involving the same or related facts that gave rise to the indemnification

Confidential 45

claim, then Buyer shall (or shall cause the other insured under the R&W Policy to) use such insurance proceeds (net of any costs of recovery or other reasonable costs and expenses related to the insurance claim) and promptly reimburse Seller for any indemnification amount previously paid by Seller.

(d)Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for a matter through the adjustments provided for in Section 2.6 or otherwise, such Party and its Affiliates will not have a separate right to indemnification or adjustment in another portion of Section 2.6 for such matter. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under this Article VII as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

7.5Indemnification Procedures.

(a)In the event that any Proceedings shall be instituted, or that any Claim shall be asserted, by any third party in respect of which payment may be sought under Section 7.2 hereof (excluding any Proceeding of a claim in respect of which payment is sought solely from the R&W Policy) (an “Indemnification Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this Agreement to be forwarded to the Indemnifying Party, including reasonable supporting details (including an estimate of the Losses associated therewith) and copies of all correspondence related thereto. The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. With respect to any Indemnification Claim, the Indemnifying Party shall be entitled, at its sole cost and expense, (i) to participate in the defense of such Indemnification Claim to the extent giving rise to the Indemnified Party’s claim for indemnification or (ii) at its option (subject to the limitations set forth below), to assume control of such defense and appoint lead counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first notify the Indemnified Party in writing within thirty days after the Indemnified Party has given notice of the Indemnification Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses (without any limitations) the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Indemnification Claim in accordance with the terms of this Agreement (including the limitations set forth in Section 7.4). Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such defense if the Indemnification Claim for which the Indemnifying Party seeks to assume control (I) seeks non-monetary relief, (II) involves criminal or quasi- criminal allegations, (III) involves a claim by a Governmental Authority that would adversely affect the licensure, enrollment or certification of any of the Parties or their Affiliates, or (IV) involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to prosecute or defend in good faith.

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(b)In the event that the Indemnifying Party fails to elect to assume control of the defense of any Indemnification Claim in the manner set forth in this Section, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith). If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a third party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the Loss and if liability is so admitted, either
(a)consent to such settlement or (b) reject, in its reasonable judgment, the proposed settlement or
(ii)deny liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under clause (ii) above.

(c)If the Indemnifying Party is controlling the defense of any Indemnification Claim in accordance with this Agreement, (i) the Indemnified Party may nonetheless participate, at his, her or its own expense, in the defense of such Indemnification Claim, and (ii) the Indemnifying Party will not settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed); provided, that the Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (A) is for only money damages, the full amount of which shall be paid by or on behalf of the Indemnifying Party and (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Indemnification Claim.

(d)Irrespective of which party controls the defense of any Indemnification Claim, the other parties to this Agreement will, and will cause any non-party Affiliate to, cooperate with the controlling party in such defense and make available to the controlling party all witnesses, pertinent records, materials and information in such non-controlling party’s possession or under its control relating thereto as is reasonably required by the controlling party. The parties agree that all communications between any party and counsel responsible for or participating in the defense of any Indemnification Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(e)If an Indemnified Party seeks indemnification under this Article VII with respect to any matter that does not involve an Indemnification Claim, the Indemnified Party shall give written notice to the Indemnifying Party promptly after discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the nature of the claim in reasonable detail, the amount thereof (if known and quantifiable), and the basis thereof; provided, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its or his obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay, and provided further, that the Buyer Indemnified Parties shall be responsible to submit claims in respect of the R&W Policy. If the Indemnifying Party has delivered an indemnity dispute notice to the Indemnified Party, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute

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within thirty (30) days after delivery of the indemnity dispute notice, such dispute shall be resolved in accordance with Section 7.19.

(f)Any indemnification payment due and owing pursuant to this Article VII shall be effected by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after the determination of the amount thereof, whether as a result of a final decision, judgment or award having been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder; provided, that, that any payments required to be made in accordance with the R&W Policy shall be submitted by Buyer pursuant to the R&W Policy.

(g)Notwithstanding anything to the contrary in this Section 7.5, to the extent that coverage may be available in respect of any Indemnification Claim under the R&W Policy, the R&W Insurer shall have the rights contemplated by the R&W Policy in connection with the control or participation in the defense of such Indemnification Claim, and this Section 7.5 shall not apply to the extent the rights or obligations set forth in this Section 7.5 conflict with the R&W Policy.

7.6Access to Information. After the Closing Date, Seller and Buyer shall grant each other (or their respective designees), and Buyer shall cause the Company to grant to Seller (or its designee), access at all reasonable times to all of the Books and Records and shall afford the other party the right (at such party’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to implement the provisions of, or to investigate or defend any Claims among the Parties and/or their Affiliates arising under, this Agreement. Buyer shall maintain, and shall cause the Company to maintain, such Books and Records until the seventh (7th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have the Books and Records available with respect to Tax matters), or if any of the Books and Records pertain to any Claim or Dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Books and Records designated by Seller or its Representatives until such Claim or Dispute is finally resolved and the time for all appeals has been exhausted.

7.7Dispute Resolution. In the event of any dispute, controversy or Claim between the Parties arising out of or relating to this Agreement, or the breach or invalidity thereof (collectively, a “Dispute”). The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner, provided that either Party may seek to enforce his rights and remedies under this Agreement at any time. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute, upon reasonable advance notice.

7.8Damages Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO SUCH OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL (EXCEPT TO THE EXTENT SUCH DAMAGES CONSTITUTE DIRECT DAMAGES AND WERE THE NATURAL, PROBABLE, AND REASONABLY

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FORESEEABLE CONSEQUENCE OF THE RELEVANT BREACH OF ACTION), PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES), IN EACH CASE SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

7.9Notices.

(a)Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery (including email, facsimile or delivery of a document in Portable Document Format), by registered or certified mail, postage prepaid or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Seller, to:

Summit Midstream Holdings, LLC 910 Louisiana Street, Suite 4200 Houston, TX 77002
Attn: James Johnston
Email: James.Johnston@summitmidstream.com With copies (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800 Houston, Texas 77002
Attention: H. William Swanstrom and Jennie Simmons
Email: BSwanstrom@lockelord.com and jennie.simmons@lockelord.com If to Buyer, to:
Steel Reef US Corp.
c/o Steel Reef Infrastructure Corp.
#1200, 333 7th Avenue SW Calgary, AB T2P 2Z1 Attn: Jodi Wilson
Email: jodi.wilson@steelreef.ca

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With a copy (which shall not constitute notice) to:

Bracewell LLP 711 Louisiana St.,
Suite 2300 Houston, Texas 77002 Attn: Patrick K. Johnson
Email: Patrick.johnson@bracewell.com

(b)Notice given by personal delivery, mail or overnight courier pursuant to this Section 7.9 shall be effective upon physical receipt. Notice given by email, facsimile or other electronic transmission pursuant to this Section 7.9 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Central Time on any Business Day at the place of receipt (provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply) or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Central Time on any Business Day or during any non-Business Day at the place of receipt.

7.10Entire Agreement. This Agreement (including the related Exhibits and Schedules) and the other Transaction Documents supersede all prior discussions, understanding, negotiations and agreements, whether oral or written, between the Parties and/or their respective Affiliates with respect to the subject matter hereof and contain the sole and entire agreement between the Parties and their respective Affiliates hereto with respect to the subject matter hereof.

7.11Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it or any Affiliate of such Party (including, in the case of Seller, the Company) has incurred or will incur in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

7.12Disclosure. Seller may, at its option, include in the Schedules items that are not material or required by this Agreement, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. In no event shall disclosure of any matter, fact, occurrence, information or circumstance in the Schedules be deemed or interpreted to broaden the scope of the representations and warranties, obligations, covenants, conditions, indemnities or agreements contained in this Agreement, or to create any representation, warranty, obligation, covenant, condition, indemnity or agreement that is not contained in this Agreement. In particular, if the Schedules contain supplementary information not specifically required under this Agreement to be included in the Schedules, such additional matters are set forth solely for informational purposes, are not represented or warranted in this Agreement and do not necessarily include other matters of a similar nature. In addition, the disclosure of any matter in the Schedules is not to be deemed an admission against any Party that such matter actually constitutes noncompliance with or a violation of contract or Law or other topic to which such disclosure is applicable. In disclosing any matter, fact, occurrence, information or circumstance in the Schedules, no Party is waiving any attorney-client privilege associated with any such matter, fact, occurrence, information or

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circumstance, or any protection afforded by the “work product doctrine” with respect to any of the same. Any exception, qualification or other disclosure set forth on the Schedules attached to this Agreement with respect to a particular representation or warranty in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations or warranties contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent on the face of such disclosure that such exception, qualification or disclosure is applicable to such other representations or warranties, whether or not such exception, qualification or disclosure is so numbered.

7.13Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

7.14Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller.

7.15No Third Party Beneficiary. Except for the Persons indemnified hereunder including Section 6.6 and Section 7.4, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person. Only a Party and its successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related indemnified parties under this Agreement (but shall not be obligated to do so).

7.16Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 7.16, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns; provided that Buyer may (without the consent of Seller) collaterally assign this Agreement or all or any portion of Buyer’s rights, interest, obligations or Liabilities hereunder to any Affiliate or any Person providing financing to Buyer or any of its Affiliates, but no such assignment shall release Buyer of its obligations hereunder.

7.17Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal,

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valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.18Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

7.19Governing Law; Enforcement; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PROVISION THAT WOULD RESULT IN THE IMPOSITION OF ANOTHER JURISDICTION’S LAW. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN ANY DISPUTE, CONTROVERSY, REMEDY OR CLAIM BETWEEN THE PARTIES ARISING OUT OF, RELATING TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, INCLUDING THE EXISTENCE, VALIDITY, PERFORMANCE, OR BREACH THEREOF. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The Parties hereby irrevocably submit to the exclusive jurisdiction of any court of competent jurisdiction located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute shall be heard and determined exclusively in such courts and each Party irrevocably agrees to not institute suit over any dispute arising out of relating to this Agreement in any other forum. The Parties irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved. Each of the Parties hereby consents to process being served by any Party in any Proceeding of the nature specified in this Agreement by the mailing of a copy thereof in the manner specified by the provisions of Section 7.9. To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in this Section 7.19. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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7.20Specific Performance. Subject to the limitations set forth in this Agreement, the Parties expressly agree in the event of breach of this Agreement by either Party, the other Party will, in addition to any other rights and remedies hereunder, have the right to enforce this Agreement by seeking an order for specific performance of the Parties’ obligations hereunder.

7.21No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or Liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

7.22Legal Representation. Following the Closing, Locke Lord LLP may serve as counsel to Seller and its Non-Recourse Parties in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent Seller and its Affiliates shall be solely that of Locke Lord LLP. Any privilege attaching as a result of Locke Lord LLP representing Seller or any of its Non-Recourse Parties (including the Company) in connection with this Agreement shall survive the Closing and shall remain in effect; provided that such privilege from and after the Closing shall be assigned to and controlled by Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer or the Company, on the one hand, and any party other than the Parties or any of their respective Affiliates, on the other hand, then Buyer and the Company may assert such privilege to prevent the disclosure of any Privileged Communications by Locke Lord LLP to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Locke Lord LLP representing the Company in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by Seller. As to any privileged attorney client communications between Locke Lord LLP and the Company prior to the Closing Date (collectively, the “Privileged Communications”), Buyer, together with any of its Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

SUMMIT MIDSTREAM HOLDINGS, LLC

By:
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

Confidential Seller’s Signature Page to Purchase and Sale Agreement

BUYER:

STEEL REEF US CORP.

By:
Name:	Scott Southward
Title:	President

By:
Name:	William Champion
Title	Secretary and Treasurer

Confidential Buyer’s Signature Page to Purchase and Sale Agreement

EXHIBIT A

BISON MIDSTREAM SYSTEM

Attached.

Confidential Exhibit A – Page 1

MIRAGE C.S.
NORTH C.S.
SIDONIA C.S.
MIDDLE COTTONWOOD C.S.
WEST C.S.
EAST C.S.
ROSS C.S.
AUX SABLE PLANT
Lostwood Wilderness
Lostwood Natl Wildlife Refuge
Powers Lake
BURKE
MOUNTRAIL
White Lake
White Earth
Ross
Stanley
Palermo
Highway 8
0
2
4
6
8
Miles

Bison Gathering System

Processing Plant
Compressor Station
Bison Pipelines

SUMMIT MIDSTREAM